AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2011

REGISTRATION NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Red Metal Resources Ltd.
(Exact name of registrant as specified in its charter)

Nevada	1000	20-2138504
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9

 (Address and telephone number of principal executive offices)

Caitlin Jeffs
Chief Executive Officer
195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9
(807) 345-7384

(Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	9,442,999	$0.46	$4,343,780	$504.31

(1) Represents outstanding shares of common stock of Red Metal Resources Ltd and shares underlying warrants offered by the selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on May 4, 2011, which was $0.46 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 13, 2011
RED METAL RESOURCES LTD

This prospectus relates to the public offering of up to 9,442,999 shares of common stock, par value $0.001 per share (the “Common Stock”) , of Red Metal Resources Ltd. by the selling stockholders.  The total amount of shares consists of 4,623,333 shares of Common Stock, and 4,819,666 of Common Stock underlying warrants.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholder. However, we will receive proceeds from any exercise of the warrants into and up to 4,819,666 shares of our Common Stock, which are presently offered under this prospectus. We intend to use any proceeds received from the exercise, as the case may be, for working capital and other general corporate purposes. We, however, cannot assure you that any of the warrants will be exercised.

Our Common Stock is traded on the Over the Counter Bulletin Board (OTCBB) under the ticker symbol “RMES”.  The last reported sales price was $0.46 on May 13, 2011.

We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2011

RED METAL RESOURCES LTD.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our Common Stock.

About Us

We are a start-up exploration stage company without operations.  We are in the business of acquiring and exploring mineral claims. All of our claims are located in the III Region of Atacama, Chile. We have not determined whether our claims contain mineral reserves that are economically recoverable.   We have not produced revenues from our principal business and are considered an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.”

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims. Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  To the best of our knowledge, and after consultation with an attorney knowledgeable in the practice of mining, we believe that we have taken the steps necessary to ensure that we have good title to our mineral claims.  We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin and we review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  We have discovered no such claims.

Chile’s mining and land tenure policies were established to secure the property rights of both domestic and foreign investors to stimulate development of mining in Chile. The government of Chile owns all mineral resources, but exploration and exploitation of these resources are permitted through exploration and mining concessions. A mineral concession must pass through three stages to become a permanent mining concession, namely, pedimento, manifestacion and mensura.

A pedimento is an initial exploration claim. It can be placed on any area, whereas the survey to establish a permanent mensura claim can only be completed on free areas where no other mensuras exist. A pedimento is valid for a maximum of two years. At the end of this period it may either be reduced in size by at least 50% and renewed for an additional two years or entered into the manifestacion process to establish a permanent mensura claim. New pedimentos can overlap existing pedimentos, but the pedimento with the earliest filing date takes precedence providing the claim holder maintains the pedimento in accordance with the mining code and the applicable regulations.

Manifestacion is the process by which a pedimento is converted to a permanent mining claim. At any stage during its two-year life, the holder of a pedimento can submit a manifestacion application, which is valid for 220 days. To begin the manifestacion process, the owner must request a survey (mensura) within 220 days. After the survey request is accepted, the owner has approximately 12 months to have the claim surveyed by a government-licensed surveyor, inspected and approved by the national mining service, and affirmed as a mensura (equivalent to a patented claim) by a judge. Thereafter, an abstract describing the claim is published in Chile’s official mining bulletin (published weekly) and 30 days later the claim is inscribed in the appropriate mining registry.

A mensura is a permanent property right that does not expire so long as the annual fees (patentes) are paid in a timely manner. Failure to pay the patentes for an extended period can result in the claim being listed for sale at auction, where a third party can acquire a claim for the payment of the back taxes owed and a penalty.

In Chile, we have both pedimento and mensura claims.  We cannot guarantee that any of our pedimento claims will convert to mensura claims. Some of our pedimentos are still in the registration process and some are in the manifestacion stage. We may decide, for geologic, economic or other reasons, not to complete a registration or manifestacion or to abandon a claim after it is registered.  Some of our pedimentos may have been staked over other owners’ claims as permitted by the Chilean mining code.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  Our purpose in over-staking is to claim free ground around others’ claims and to have the first right to forfeited claims if we want them.  Over-staking is easier and less costly than staking available ground around claims and ensures that all available ground is covered that might otherwise be missed.

We have a close working relationship with Minera Farellon Limitada, a Chilean company owned equally by Kevin Mitchell, Polymet’s legal representative in Chile, and Richard Jeffs, the father of our president who holds more than 5% of our shares of Common Stock.  Minera Farellon investigates potential claims and often ties them up by staking new claims, optioning existing claims, or buying others’ claims, all at its cost.  This gives us an opportunity to review the claims to decide whether they are of interest to us.  If we are interested, then we either proceed to acquire an interest in the property directly from the owner, or, if Minera Farellon has already obtained an interest, we take an option to acquire its interest. Minera Farellon, which is located in the city of Vallenar, also provides all of our logistical support in Vallenar under month-to-month contracts, which enables us to limit our operating expenses to those needed from time to time.

Corporate History

Red Metal Resources Ltd. was incorporated in Nevada on January 10, 2005 as Red Lake Exploration, Inc.  We changed our name to Red Metal Resources Ltd. on August 27, 2008.

On August 21, 2007, we formed Minera Polymet Limitada, a limited liability company, under the laws of the Republic of Chile.  We own 99% of Polymet, which holds our Chilean mineral property interests.  Under Chilean law, a resident of Chile must be a shareholder in a limitada.  To meet this requirement, 1% of Polymet is owned by a Chilean resident, an experienced manager who has organized an office and other resources for us to use and is Polymet’s legal representative in Chile. Polymet’s office is located in Vallenar, III Region of Atacama, Chile.

Our resident agent’s office is at 711 S. Carson Street, Suite 4, Carson City, Nevada, 89701.  Our business office is at 195 Park Avenue, Thunder Bay, Ontario, Canada, P7B 1B9.  Our telephone number is (807) 345-7384; our email address is info@redmetalresources.com; and our web address is www.redmetalresources.com.  Information on our web site is not a part of this registration statement.

Our shares of common stock are traded on the Over the Counter Bulletin Board under the ticker symbol “RMES”

As used in this prospectus and the registration statement of which it forms a part, the terms the “Company”, “we”, “us”, or “our” refer to Red Metal Resources Ltd. and its subsidiaries, unless the context indicates otherwise.

About This Offering

This prospectus includes 9,442,999 shares of Common Stock offered by the selling stockholders identified in the Selling Security Holders section of this registration statement on Form S-1.

On April 7, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors for the sale of 6,723,333 units at a price of $.30 per unit (the “Units”) (the “Offering”) for gross proceeds of $2,017,000. Each Unit consists of one share of Common Stock (the “Shares”) and one warrant to purchase one share of Common Stock (the “Warrants”). The Warrants have an exercise price of $0.50 per share and are exercisable for a period of two years. The Warrants contain a call provision, which allows the Company to call the warrants upon the occurrence of certain conditions.

If, after the effective date of a registration statement providing for the resale of the Warrants, (i) the Volume Weighted Average Price (as defined in the Warrant), for each of 20 consecutive business days (“Measurement Period”) exceeds $0.75, (ii) the average daily volume during the Measurement Period exceeds $50,000 per business day; and (iii) the holder of the Warrant is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company, then the Company may, within 5 business days of the end of such Measurement Period, call for cancellation of all or any portion of the Warrants for consideration equal to $0.001 per share.

Pursuant to the terms of the Registration Rights Agreement entered into with certain of the investors on April 7, 2011, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of Common Stock and the shares underlying the Warrants on or prior to 60 days following the closing date and to use its best efforts to have such registration statement declared effective by the 120th day after filing.

The net proceeds to the Company from the Offering, after deducting placement agent fees and estimated offering expenses, are approximately $1,862,462. The Offering closed on April 7, 2011.

Brimberg & Co.  served as a placement agent for the Offering and received a cash commission of $58,900 and a warrant to purchase 196,333 shares of Common Stock calculated based upon the purchasers introduced to the Company by Brimberg.

The Company relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

The foregoing summaries of the terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants, are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.30, 10.31 and 10.32, respectively, and are incorporated herein by reference.

Summary of the Shares offered by the Selling Stockholder

The following is a summary of the shares being offered by the selling stockholder:

Common Stock offered by the selling stockholder	Up to 9,442,999 shares of Common Stock.

Common Stock outstanding prior to the Offering	16,939,634 (1)

Common Stock to be outstanding after the Offering	21,759,301(2)

Use of proceeds
We will not receive any proceeds from the sale of the Common Stock hereunder.  However, we will receive proceeds from any exercise or conversion of the warrants into and up to 4,819,666 shares of our Common Stock, which are presently offered under this prospectus. We intend to use any proceeds received from the exercise or conversion, as the case may be, for working capital and other general corporate purposes. We, however, cannot assure you that any of the warrants will be exercised or converted.

(1)	Based upon the total number of issued and outstanding shares as of May 13, 2011.
(2)	The total amount of Common Stock assuming all shares of Common Stock underlying the Warrants offered under this prospectus are exercised and issued.

RISK FACTORS

In addition to the factors discussed elsewhere in this registration statement, the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

Risks Related to Our Business

During the fiscal years ended January 31, 2010 and 2011 we earned no royalty revenue while our operating expenses totalled $710,745 and $672,618, respectively. If we do not find sources of financing as and when we need them, we may be required to cease our operations.

Mineral exploration and development are very expensive.  During the fiscal year that ended on January 31, 2010, we earned no royalty revenue while our operating expenses totalled $710,745. During the fiscal year that ended on January 31, 2011 we earned no royalty revenue while our operating expenses totalled $672,618. This resulted in a total accumulated loss of $3,056,819 since inception. As of January 31, 2011 we had cash of $8,655.  Since our inception we have sold our securities and borrowed money to fund our operations.  Our ability to continue our operations, including exploring and developing our properties, will depend on our ability to generate operating revenue, obtain additional financing, or enter into joint venture agreements. We raised $2,017,000 in gross proceeds through a PIPE financing in April 2011.  We anticipate that these funds will allow us to continue the current development of our Farellon and Mateo projects for the next 12 months.  We have signed a joint venture earn-in agreement with Revonergy Inc. on our Perth property that requires Revonergy Inc. to pay for exploration programs on the Perth property for the next three years.  We are continually reviewing potential properties to add to our portfolio. Suitable acquisitions and project development will require additional financing.  Until we earn enough revenue to support our operations, which may never happen, we will continue to be dependent on loans and sales of our equity or debt securities to continue our development and exploration activities.  If we do not find sources of financing as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern; as a result we could have difficulty finding additional financing.

Our financial statements have been prepared assuming that we will continue as a going concern.   Except for approximately $16,000 of royalty income that we received in the 2009 fiscal year from Minera Farellón, we have not generated any revenue since inception and have accumulated losses.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Our ability to continue our operations depends on our ability to complete equity or debt financings or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms.  Our financial statements do not include any adjustments that could result from the outcome of this uncertainty.

Unfavorable economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and a general decline in the value of real property, have created a difficult operating environment for our businesses and other companies in our industry. Depending upon the ultimate severity and duration of any economic downturn, the resulting effects on Red Metal could be materially adverse if it is unable to raise the working capital required to carry out its business plan.

Our business was formed in January 2005 and our operations, to date, have earned only minimal revenues.  Due to the high costs of acquiring and exploring claims, we may never be profitable.  We expect to continue to incur operating losses during the next 12 months.

We were incorporated on January 10, 2005 and to date have been involved primarily in organizational activities, acquiring and exploring mineral claims and obtaining financing.  We have earned minimal revenues and we are not profitable.  Whether we will be successful as a mining company must be considered in light of the costs, difficulties, complications and delays associated with our proposed exploration programs.  These potential problems include, but are not limited to, finding claims with mineral deposits that can be cost-effectively mined, the costs associated with acquiring the properties and the unavailability of human or equipment resources.  We have a very short history and had no more than minimal operations until April 25, 2008 when we acquired the mining claims known as Farellon Alto 1 – 8 in Chile.  We cannot assure you that we will ever generate significant revenue from our operations or realize a profit.  We expect to continue to incur operating losses during the next 12 months.

Our joint development and operating arrangements may not be successful.

We have in the past, and may in the future, enter into joint venture arrangements in order to share the risks and costs of developing and operating properties. In a typical joint venture arrangement, the partners own a proportionate share of the assets, are entitled to indemnification from each other and are only responsible for any future liabilities in proportion to their interest in the joint venture. If a party fails to perform its obligations under a joint venture agreement, we could incur liabilities and losses in excess of our pro-rata share of the joint venture.  We make investments in exploration and development projects that may have to be written off in the event we do not proceed to a commercially viable mining operation.

On March 14, 2011, our subsidiary, Minera Polymet, granted the right to earn a 50% joint venture interest in the Perth Property to Revonergy Inc.  For more information on the terms of the agreement, see Perth property joint venture earn-in agreement in the discussion in this Registration Statement titled “Business”.

In some instances members of the board of directors or an officer may be liable for losses incurred by holders of our common stock.  If a shareholder were to prevail in such an action in the U.S., it may be difficult for the shareholder to enforce the judgment against any of our directors or officers, who are not U.S. residents.

In certain instances, such as trading securities based on material non-public information, a director may incur liability to shareholders for losses sustained by the shareholders as a result of the director’s or officer’s illegal or negligent activity.  However, all of our directors and officers live and maintain a substantial portion of their assets outside the U.S.  As a result it may be difficult or impossible to effect service of process within the U.S. upon these directors and officers or to enforce in the courts any judgment obtained here against them predicated upon any civil liability provisions of the U.S. federal securities laws.

Foreign courts may not entertain original actions predicated solely upon U.S. federal securities laws against these directors; and judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

As a result of the foregoing, it may be difficult or impossible for a shareholder to recover from any of these directors or officers if, in fact, the shareholder is damaged as a result of the negligent or illegal activity of an officer or director.

Mineral exploration is highly speculative and risky: we might not find mineral deposits that can be extracted cost effectively on our claims.

Exploration for mineral deposits is a speculative venture involving substantial risk.  Problems such as unusual and unexpected rock formations often result in unsuccessful exploration efforts.  We cannot assure you that our claims contain mineral deposits that can be extracted cost effectively.

Mineral exploration is hazardous.  We could incur liability or damages as we conduct our business due to the dangers inherent in mineral exploration.

The search for minerals is hazardous.  We could become liable for hazards such as pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  We have no insurance for these kinds of hazards, nor do we expect to get such insurance for the foreseeable future.  If we were to suffer from such a hazard, the costs of rectifying it could exceed our asset value and require that we liquidate our assets.

In the future we may be required to comply with government regulations affecting mineral exploration and exploitation, which could adversely affect our business, the results of our operations and our financial condition.

The mining business is subject to various levels of government control and regulation, which are supplemented and revised from time to time.  We cannot predict what legislation or revisions might be proposed that could affect our business or when any such proposals, if enacted, might become effective.  Our exploration activities are subject to laws and regulations governing worker safety, and, if we explore within the national park that is part of our Farellon property, protection of endangered and other special status species.   The cost of complying with these regulations has not been burdensome to date, but if we mine our properties and process more than 5,000 tonnes of ore monthly on our properties, we will be required to submit an environmental impact study for review and approval by the federal environmental agency.  We anticipate that the cost of such a study will be significant.  If the study were to show too great an adverse impact on the environment, we might be unable to develop the property or we might have to engage in expensive remedial measures during or after developing the property, which could make production unprofitable.  This requirement could materially adversely affect our business, the results of our operations and our financial condition if we were to proceed to mine a property or process ore on the property.  We have no immediate or intermediate plans to process ore on any of our properties.

If we do not comply with applicable environmental and health and safety laws and regulations, we could be fined, enjoined from continuing our operations, and suffer other penalties.  Although we make every attempt to comply with these laws and regulations, we cannot assure you that we have fully complied or will always fully comply with them.

We might not be able to market any minerals that we find on our mineral claims due to market factors that are beyond our control.

Even if we discover minerals that can be extracted cost-effectively, we may not be able to find a ready market for our minerals.  Many factors beyond our control affect the marketability of minerals.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection.  We cannot accurately predict the effect of these factors, but any combination of these factors could result in an inadequate return on invested capital.

We are not certain that we can successfully compete in the mineral exploration business.  We do not represent a significant presence in this industry.

The mineral exploration business is an extremely competitive industry.  We are competing with many other exploration companies looking for minerals.  We are one of the smallest exploration companies and we do not represent a significant presence in the mineral exploration business.  Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies.  We may not have the means to compete successfully for these resources.

We conduct operations in a foreign jurisdiction, and are subject to certain risks that may limit or disrupt our business operations.

Our head office is in Canada; and our mining operations are in Chile.  Mining investments are subject to the risks normally associated with the conduct of any business in foreign countries including uncertain political and economic environments; wars, terrorism and civil disturbances; changes in laws or policies, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty and tax increases or other claims by government entities, including retroactive claims; risk of expropriation and nationalization; delays in obtaining or the inability to obtain or maintain necessary governmental permits; currency fluctuations; restrictions on the ability of local operating companies to sell gold, copper or other minerals offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold, copper or other minerals; limitations on the repatriation of earnings; and increased financing costs.

These risks could limit or disrupt our exploration programs, cause us to lose our interests in our mineral claims, restrict the movement of funds, cause us to spend more than we expected, deprive us of contract rights or result in our operations being nationalized or expropriated without fair compensation, and could materially adversely affect our financial position or the results of our operations.  If a dispute arises from our activities in Chile, we could be subject to the exclusive jurisdiction of courts outside North America, which could adversely affect the outcome of the dispute.

While we take the steps we believe are necessary to maintain legal ownership of our claims, title to mineral claims may be invalidated for a number of reasons, including errors in the transfer history or our acquisition of a claim we believed, after appropriate due diligence investigation, to be valid, but in fact, was not.  If ownership of our claims was ultimately determined to be invalid, our business and prospects would likely be materially and adversely affected.

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims.  Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  We take a number of steps to protect the legal ownership of our claims, including having our contracts and deeds notarized, recording these documents with the registry of mines and publishing them in the mining bulletin.  We also review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  However, none of these steps guarantees that another party could not challenge our right to a claim.  Any such challenge could be costly to defend and, if we lost our claim, our business and prospects would likely be materially and adversely affected.

We cannot guarantee that any of our pedimento claims will convert to mensura claims.

Some of our exploration claims (pedimentos) are still in the registration process.  We cannot guarantee that any of our pedimento claims will convert to mining claims (mensuras).  Some of our Mateo pedimentos may have been staked over other owners’ claims, as permitted by the Chilean mining code.  The pedimento with the earliest filing date takes precedence providing the claim holder maintains its claim in accordance with the mining code and the applicable regulations.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  We will exercise any right that we acquire through forfeiture only if the ground remains of interest to us.

We sometimes hold a significant portion of our cash in United States dollars, which could weaken our purchasing power in other currencies and limit our ability to conduct our exploration programs.

Currency fluctuations could affect the costs of our operations and affect our operating results and cash flows.  Gold and copper are sold throughout the world based principally on the U.S. dollar price, but most of our operating expenses are incurred in local currencies, such as the Canadian dollar and the Chilean peso.  The appreciation of other currencies against the U.S. dollar can increase the costs of our operations.

We sometimes hold a significant portion of our cash in U.S. dollars.  Currency exchange rate fluctuations can result in conversion gains and losses and diminish the value of our U.S. dollars.  If the U.S. dollar declined significantly against the Canadian dollar or the Chilean peso, our U.S.-dollar purchasing power in Canadian dollars and Chilean pesos would also significantly decline and we would not be able to afford to conduct our mineral exploration programs.  We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

Risks Related to Our Common Stock

Because our directors are not independent they can make and control corporate decisions that may be disadvantageous to other common shareholders.

Our securities are not listed on a national securities exchange or quoted on an inter-dealer quotation system that requires that directors be independent.  Using the definition of “independent” in Section 803 of the Rules of the NYSE Amex, we have determined that none of our directors are independent. Our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our Common Stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ stock markets. The quotation of our shares on the OTC Bulletin Board means there is a less liquid market available for existing and potential stockholders to trade shares of our Common Stock. The limited liquidity could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

 We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain any earnings to develop, carry on, and expand our business.

You may be diluted if we issue additional equity securities.

We anticipate issuing additional equity securities in the future.  There can be no assurance that the pricing of any such additional securities will not be lower than the price at which you purchased your securities in this Offering.  If and when we issue additional securities, it is possible that your percentage interest in us will be diluted further.

“Penny stock” rules may make buying or selling our common stock difficult, and severely limit its marketability and liquidity.

Trading in shares of our common stock is subject to regulations adopted by the SEC commonly known as the “penny stock” rules.   The additional burdens imposed upon broker-dealers by the penny stock rules could discourage broker-dealers from participating in transactions involving shares of our common stock, which could severely limit its marketability and liquidity.  Under the penny stock rules, broker-dealers participating in penny-stock transactions must first deliver to their customer a risk disclosure document describing the risks associated with penny stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies, and certain market and other information.  The broker-dealer must determine the customer’s suitability for penny- stock transactions based on the customer’s financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer.  The effect of these restrictions can decrease broker-dealers’ willingness to make a market in our shares of common stock, decrease the liquidity of our common stock, and increase transaction costs for sales and purchases of our common stock as compared to other securities.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders.  However, we will receive proceeds from any exercise or conversion of the warrants into and up to 4,819,666 shares of our Common Stock, which are presently offered under this prospectus. We intend to use any proceeds received from the exercise or conversion, as the case may be, for working capital and other general corporate purposes. We, however, cannot assure you that any of the warrants will be exercised or converted.

SELLING SECURITY HOLDERS

This prospectus includes 9,442,999 shares of Common Stock offered by the selling stockholders, consisting of 4,623,333 shares of Common Stock and 4,819,666 shares of Common Stock underlying Warrants.

The following table details the names of the selling stockholders, the number of shares owned by the selling stockholders, and the number of shares that may be offered by the selling stockholders for resale under this prospectus. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Applicable percentage ownership is based on 16,939,634 shares of Common Stock outstanding as of May 13, 2011, together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for the stockholder. Number and percentage owned after the Offering assumes the sale of all shares offered under this prospectus. All shares of common stock offered under this prospectus are currently issued and outstanding. Other than Brimberg & Co., a registered broker-dealer, and Theodore Marolda, an affiliate of a registered broker-dealer, the selling stockholders are not broker-dealers or affiliates of broker-dealers. The selling stockholders may sell up to 9,442,999 shares of our Common Stock from time to time in one or more offerings under this prospectus. Because the selling stockholders may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the Offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Table 1: Selling Security Holders
Name of Selling Stockholder	Beneficial Ownership (1) Prior to the Offering	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering(2)	Percentage Owned After the Offering
Robert Andjelic	0	5,000,000	(3)	0	0
Lawrence J. Manolda	0	66,666	(4)	0	0
John R. Low-Beer	0	60,000	(5)	0	0
John F. Kohn	0	200,000	(6)	0	0
Douglas Thunen	0	300,000	(7)	0	0
Christopher G. Thunen	0	200,000	(8)	0	0
Cynthia A. Kohn	0	300,000	(9)	0	0
The Thunen Family Trust	0	400,000	(10)	0	0
ALB Private Investments, LLC	0	800,000	(11)	0	0
Phyllis Esposito	0	600,000	(12)	0	0
Anthony Low-Beer	0	1,000,000	(13)	0	0
Fred Rabiner	45,000	60,000	(14)	45,000	0.26
Amir Vahabzadeh	0	40,000	(15)	0	0
Jonathan Davidson	40,000	133,334	(16)	40,000	0.24
David Donaldson	0	66,666	(17)	0	0
Adam Rabiner	25,120	20,000	(18)	25,120	0.15
Theodore Marolda	0	98,167	(19)	0	0
Brimberg & Co.	0	98,166	(20)	0	0

Total	110,120	9,442,999		110,120	0.65

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.

(2)
As of May 13, 2011, there were 16,939,634 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling shareholder as of May 13, 2011, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling shareholder (including the shares that he has the right to acquire within 60 days of May 13, 2011), and (b) the denominator is the sum of (i) the 16,939,634 shares of Common Stock outstanding on May 13, 2011 and (ii) the number of shares of Common Stock which such selling shareholder has the right to acquire within 60 days of May 13, 2011.

(3)	Represents (a) 2,500,000 shares of common stock and (b) 2,500,000 shares of common stock issuable upon exercise of warrants.

(4)	Represents (a) 33,333 shares of common stock and (b) 33,333 shares of common stock issuable upon exercise of warrants.

(5)	Represents (a) 30,000 shares of common stock and (b) 30,000 shares of common stock issuable upon exercise of warrants.

(6)	Represents (a) 100,000 shares of common stock and (b) 100,000 shares of common stock issuable upon exercise of warrants.

(7)	Represents (a) 150,000 shares of common stock and (b) 150,000 shares of common stock issuable upon exercise of warrants.

(8)	Represents (a) 100,000 shares of common stock and (b) 100,000 shares of common stock issuable upon exercise of warrants.

(9)	Represents (a) 150,000 shares of common stock and (b) 150,000 shares of common stock issuable upon exercise of warrants.

(10)
Represents (a) 200,000 shares of common stock and (b) 200,000 shares of common stock issuable upon exercise of warrants. Garret G. Thunen and Carol Thunen, as trustees of the Thunen Family Trust, have the voting and dispositive power over the securities held for the account of this selling security holder.

(11)
Represents (a) 400,000 shares of common stock and (b) 400,000 shares of common stock issuable upon exercise of warrants. Francis A. Mlynarczyk, Jr. has the sole voting and dispositive power over the securities held for the account of this selling security holder.

(12)	Represents (a) 300,000 shares of common stock and (b) 300,000 shares of common stock issuable upon exercise of warrants.

(13)	Represents (a) 500,000 shares of common stock and (b) 500,000 shares of common stock issuable upon exercise of warrants. Anthony Low-Beer is a member of Scarsdale Equities LLC, a FINRA member firm.

(14)	Represents (a) 30,000 shares of common stock and (b) 30,000 shares of common stock issuable upon exercise of warrants.

(15)	Represents (a) 20,000 shares of common stock and (b) 20,000 shares of common stock issuable upon exercise of warrants.

(16)	Represents (a) 66,667 shares of common stock and (b) 66,667 shares of common stock issuable upon exercise of warrants.

(17)	Represents (a) 33,333 shares of common stock and (b) 33,333 shares of common stock issuable upon exercise of warrants.

(18)	Represents (a) 10,000 shares of common stock and (b) 10,000 shares of common stock issuable upon exercise of warrants.

(19)
Represents 98,167 shares of common stock issuable upon exercise of placement agent warrants. Mr. Marolda is a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(20)
Represents 98,166 shares of common stock issuable upon exercise of placement agent warrants. The warrants were issued as part of the consideration for placement agent services to the Company. Brimberg and Co. is a registered broker-dealer.  Jack Brimberg has the sole voting and dispositive power over the securities held for the account of this selling security holder.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the selling stockholders for the sale of any of the common stock owned by them.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, where the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 9,442,999 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.

Common stock

As at May 13, 2011, 16,939,634 shares of common stock were issued and outstanding and held by 74 shareholders of record.

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of three percent of our shares of Common Stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to make certain fundamental corporate changes such as a liquidation, a merger or an amendment to our Articles of Incorporation.

Holders of Common Stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Section 2.3 of article 2 of our bylaws states that a special meeting of our stockholders may be called at any time only by the president or the secretary, by the resolution of the board of directors, or on the written request of stockholders owning a majority of our issued and outstanding voting shares. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the majority necessary to request the meeting.  Therefore, stockholders holding less than a majority of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the Offering, any interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DESCRIPTION OF BUSINESS

General

We are a start-up exploration stage company without operations.  We are in the business of acquiring and exploring mineral claims. All of our claims are located in the III Region of Atacama, Chile. We have not determined whether our claims contain mineral reserves that are economically recoverable.   We have not produced revenues from our principal business and are considered an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.”

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims. Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  To the best of our knowledge, and after consultation with an attorney knowledgeable in the practice of mining, we believe that we have taken the steps necessary to ensure that we have good title to our mineral claims.  We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin and we review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  We have discovered no such claims.

Chile’s mining and land tenure policies were established to secure the property rights of both domestic and foreign investors to stimulate development of mining in Chile. The government of Chile owns all mineral resources, but exploration and exploitation of these resources are permitted through exploration and mining concessions. A mineral concession must pass through three stages to become a permanent mining concession, namely, pedimento, manifestacion and mensura.

A pedimento is an initial exploration claim. It can be placed on any area, whereas the survey to establish a permanent mensura claim can only be completed on free areas where no other mensuras exist. A pedimento is valid for a maximum of two years. At the end of this period it may either be reduced in size by at least 50% and renewed for an additional two years or entered into the manifestacion process to establish a permanent mensura claim. New pedimentos can overlap existing pedimentos, but the pedimento with the earliest filing date takes precedence providing the claim holder maintains the pedimento in accordance with the mining code and the applicable regulations.

Manifestacion is the process by which a pedimento is converted to a permanent mining claim. At any stage during its two-year life, the holder of a pedimento can submit a manifestacion application, which is valid for 220 days. To begin the manifestacion process, the owner must request a survey (mensura) within 220 days. After the survey request is accepted, the owner has approximately 12 months to have the claim surveyed by a government-licensed surveyor, inspected and approved by the national mining service, and affirmed as a mensura (equivalent to a patented claim) by a judge. Thereafter, an abstract describing the claim is published in Chile’s official mining bulletin (published weekly) and 30 days later the claim is inscribed in the appropriate mining registry.

A mensura is a permanent property right that does not expire so long as the annual fees (patentes) are paid in a timely manner. Failure to pay the patentes for an extended period can result in the claim being listed for sale at auction, where a third party can acquire a claim for the payment of the back taxes owed and a penalty.

In Chile, we have both pedimento and mensura claims.  We cannot guarantee that any of our pedimento claims will convert to mensura claims. Some of our pedimentos are still in the registration process and some are in the manifestacion stage. We may decide, for geologic, economic or other reasons, not to complete a registration or manifestacion or to abandon a claim after it is registered.  Some of our pedimentos may have been staked over other owners’ claims as permitted by the Chilean mining code.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  Our purpose in over-staking is to claim free ground around others’ claims and to have the first right to forfeited claims if we want them.  Over-staking is easier and less costly than staking available ground around claims and ensures that all available ground is covered that might otherwise be missed.

We have a close working relationship with Minera Farellon Limitada, a Chilean company owned equally by Kevin Mitchell, Polymet’s legal representative in Chile, and Richard Jeffs, the father of our president, who holds more than 5% of our shares of Common Stock.  Minera Farellon investigates potential claims and often ties them up, either by staking new claims or optioning or buying others’ claims, all at its cost.  This gives us an opportunity to review the claims to decide whether they are of interest to us.  If we are interested, then we either proceed to acquire an interest in the property directly from the owner, or, if Minera Farellon has already obtained an interest, we take an option to acquire its interest. Minera Farellon, which is located in the city of Vallenar, also provides all of our logistical support in Vallenar under month-to-month contracts, which enables us to limit our operating expenses to those needed from time to time.

Unproved mineral properties

We have three active properties—the Farellon, Mateo, and Perth—consisting of both mining claims and exploration claims that we have assembled since the beginning of 2007.

Active properties

Our active properties as of the date of this filing are set out in Table 2. These properties are accessible by road from Vallenar as illustrated in Figure 1.

Table 2: Active properties
Property	Percentage, type of claim	Hectares
		Gross area	Net Area (a)
Farellon
Farellon 1 – 8 claim	100%, mensura	66
Farellon 3 claim	100%, pedimento	300
Cecil 1 – 49 claim	100%, mensura	230
Cecil 1 – 40 and Burghley 1 – 60 claims	100%, manifestacion	500
		1,096	1,096

Mateo
Margarita claim	100%, mensura	56
Che 1 & 2 claims	100%, mensura	76
Irene & Irene II claims	100% (b), mensura	60
Mateo 1, 2, 3, 12, 13, 14 claims	100%, manifestacion	1,500
Mateo 4 and 5 claims	100%, pedimento	600
		2,292
Overlapped claims (see Figure 3)		(170)	2,122

Perth
Perth 1 al 36 claim	100%, mensura	109
Lancelot I 1 al 30 claim	100%, mensura in process	300
Lancelot II 1 al 20 claim	100%, mensura in process	200
Rey Arturo 1 al 30 claim	100%, mensura in process	300
Merlin I 1 al 10 claim	100%, mensura in process	60
Merlin I 1 al 24 claim	100%, mensura in process	240
Galahad I 1 al 10 claim	100%, manifestacion	50
Galahad I 1 al 46 claim	100%, manifestacion	230
Percival III 1 al 30 claim	100%, manifestacion	300
Tristan II 1 al 30 claim	100%, manifestacion	300
Tristan IIA 1 al 5 claim	100%, manifestacion	15
Camelot claim	100%, pedimento	300
		2,404
Overlapped claims (see Figure 4)		(124)	2,280
			5,498
(a) Some pedimentos and manifestacions overlap other claims. The net area is the total of the hectares we have in each property (i.e. net of our overlapped claims).
(b) We have agreed to complete the purchase of this property in May, 2011.

Figure 1: Location and access to active properties

farellon property

The Farellon property consists of two groups of claims—the Farellon claim and the Cecil and Burghley claims—which are not contiguous but lie within the historical Carrizal Alto mining district southwest of the Carrizal Alto mine. Table 3 describes the claims and Figure 2 illustrates them.

Table 3: Farellon property
Claim	Type
	Mensura (ha)	Manifestacion (ha)	Pedimento (ha)
Farellon 1 – 8	66
Cecil 1 – 49	230
Cecil 1 – 40		200
Burghley 1 – 60		300
Farellon 3			300
	296	500	300

308,000 m
310,000 m
312,000 m
314,000 m
N
6,892,000 mN
6,890,000 mN
6,888,000 mN
Carrizal
Alto
Cecil 1-49
Burghley 1-60
Farellon 1-8
Cecil 1-40
Farellon 3
0 500 1,000
metres
Mensura
Manifestacion
Pedimento
Other parties
mensuras
REDMETAL RESOURCES
EXPLORING FOR GOLD AND COPPER IN CHILE
Farellon Property
Date 20/04/11
Farellon
III Region, Chile
PSAD56 Zone 19

Figure 2: Farellon property

The Farellon 1 – 8 is the first mineral claim that we acquired in Chile. It covers 66 hectares and is centered about 309,150 east and 6,888,800 south UTM PSAD56 Zone 19 in Province of Huasco, Commune of Huasco, III Region of Atacama, Chile.

We acquired the claim on April 25, 2008 for $550,000. We owe a royalty equal to 1.5% of the net proceeds that we receive from the processor to a maximum of $600,000, payable monthly and subject to a monthly minimum of $1,000 when we start exploiting the minerals we extract from the claim.  We can pay any unpaid balance of the royalty at any time. We have not yet exploited the claim.

On September 17, 2008, we bought the Cecil 1 – 49, Cecil 1 – 40 and Burghley 1 – 60 claims for $27,676. The Cecil and Burghley claims cover 730 hectares and are centered at 311,500 east and 6,890,000 south UTM PSAD56 Zone 19 and lie approximately 1.7 kilometers north of the Farellon 1 – 8 border. The claims cover a 1.8-kilometre strike length of a mineralized vein interpreted to be part of the same mineralizing system as the Farellon 1 – 8 vein. An investigation completed during the Farellon 1 – 8 acquisition uncovered a broad regional reconnaissance sampling program completed in 1996 showing results from the areas covered by the Cecil and Burghley claims. Results from the 1996 sampling show copper and gold grades similar to grades returned from the Farellon vein, indicating that the Cecil and Burghley claims could have similar mineralized bodies.  On December 1, 2009, we initiated the manifestacion process when we applied to convert the Cecil 1 – 40 and Burghley 1 – 60 exploration (pedimento) claims to mining (mensura) claims.

On July 1, 2010 we registered a pedimento, Farellon 3, at a cost of $305 to cover 300 hectares of ground directly south of our Farellon 1 – 8 claim.  The Farellon 3 claim covers a further 1,000 metres of potential strike extent of the known mineralized zone on the Farellon 1 – 8 claim.

Location and means of access. The Farellon property is approximately 40 kilometers west of the Pan-American Highway, about 1 hour and 15 minutes by vehicle from the town of Vallenar which has a population of 40,000 and modern facilities.  High-tension power lines and a fiber-optic communications line run along the highway and both power and rail are connected to the Cerro Colorado iron ore mine only 20 kilometers from the Farellon property. The area is serviced from Copiapó, a city of 70,000 with daily air and bus services to Santiago and other centers.

The Farellon property can be accessed by driving approximately 20 kilometers north on the Pan-American Highway from Vallenar then turning northwest towards Canto del Agua.  From Canto del Agua, the Farellon property is approximately 10 kilometers along a well-maintained gravel road.  There are numerous gravel roads in the area, so a guide is necessary to access the property the first time.  All of the roads are well maintained and can support large machinery necessary to transport drills, backhoes and bulldozers.  Water is readily available in Canto del Agua and could probably be found on the Farellon property where all of the historic drill holes intersected water.

Exploration history .The Farellon property is in the Carrizal Alto mining district and lies 5 kilometers along strike south of the center of the historic Carrizal Alto copper-gold mine. Veins of the Farellon property were exploited as part of the Carrizal Alto mines. We have located no hard data summarizing all of the past mining activity, but tailings, slag dumps and the size of the shafts and some of the shallow surface workings are evidence of extensive historical mining.

Mine workings of various sizes are all along the Farellon property, but only one modern exploration program has been completed.  In 1996, the Farellon and two other veins, the Fortuna and the Theresa, were explored by an Australian junior mining company under the name Minera Stamford S.A.  Their exploration included a large mapping and surface sampling program followed by a 34-hole RC drilling program.  Of these 34 drill holes, 23 were drilled on the Farellon 1 – 8 claim.  The RC drilling program on the Farellon claim consistently intersected oxide and sulphide facies mineralization along a 2 kilometer-long zone covering the Farellon claim and strike extents to the south.  Mineralization is 2 to 35 meters wide with an average width of 5 meters.  The mineralized zone consists of one or more discrete veins and, in places, stockwork veining and mineralization.  While drilling covered the length of the property, gaps up to 350 meters are untested and infill drilling is required to confirm an economic ore body. Table 4 presents the significant intersections from the 23 holes drilled on the Farellon claim in the 1996 drilling.

Table 4: Farellon historic significant intersections (1996)
Drill hole	Significant intervals (m)			Assay results
FAR–96	From	To	Length	Gold (g/t)	Copper (%)	Cobalt (%)
06	49	54	5	0.15	0.73	0.01
07	25	34	9	0.38	1.05	0.02
09	57	84	27	0.51	0.91	0.03
010	31	36	5	1.00	0.68	0.04
011	20	26	6	0.67	0.46	0.02
013	86	93	7	0.87	1.68	0.04
014	77	83	6	0.66	0.85	0.06
015	59	79	20	0.99	0.98	0.06
	99	109	10	0.18	1.02	0.03
016	24	26	2	0.95	1.57	0.02
	64	70	6	0.73	0.81	0.07
020	14	16	2	0.46	1.85	0.05
	39	43	4	0.75	0.90	0.03
021	22	25	3	4.17	5.29	0.11
022	29	39	10	1.53	1.31	0.04
	100	108	8	3.72	2.49	0.06
023	50	53	3	0.48	1.10	0.06
	59	64	5	0.28	0.78	0.03
	132	147	15	0.60	1.42	0.03
024	33	36	3	0.94	2.89	0.06
025	65	85	20	0.97	1.22	0.02
028	55	58	3	0.12	0.52	0.06
029	30	34	4	0.18	1.15	0.07
	82	87	5	0.09	0.96	0.01

Geology .The Farellon area has two major lithological units: Palaeozoic metamorphic sediments consisting of schists, phyllites and quartzites; and the Franja Central diorites.  The metamorphosed sediments outcrop in the western part of the property and have been metamorphosed to lower greenschist facies and then extensively overprinted by hydrothermal alteration.  Hydrothermal alteration is directly associated with the shear zone.  The diorite underlies the eastern part of the project area and has been extensively intruded by northeasterly trending intermediate mafic dykes.  At the Farellon property, a small stock-like felsic body named Pan de Azucar intrudes the diorite.  The intrusive relationship between the diorite and metamorphic sediments always appear to be tectonic.  Within the property and at the main Carrizal Alto workings to the north, the major mineralization is intimately related to the south-southwest trending mylonitic sheared contact between the metamorphic sediments and the diorite.  The shear is considered a splay of the main Atacama Fault Zone and dips 30º to 65º west. This contact parallels the regional geological trend and coincides with a major lineament which extends for hundreds of kilometers.  The sheared contact is 50 meters to 200 meters wide over the 1.7-kilometre strike length of the Farellon property.  Veins are typically 3 to 15 meters wide, striking south-southwest and dipping approximately 65 degrees to the northwest.

Mineralization . The Farellon property lies within the Candelaria iron oxide-copper-gold (IOCG) belt of Chile. Ore bodies in the belt occur in veins, breccias, stringer bodies and layer parallel replacement bodies and are typically associated with north-south trending faults related to the Atacama Fault Zone.  All IOCG deposits have a strong association with iron oxides in the form of hematite or magnetite.  In the Candelaria region, larger ore bodies are located where the fault zones intersect a lithological contact with significant rheological contrast such as a sedimentary and volcanic intrusive contact.

Economic IOCG deposits are generally polymetallic and can include iron, copper, gold, zinc, lead, uranium and cobalt among others.  The Farellon property historically has been exploited for copper and to a  lesser extent, gold.  Cobalt mineralization was observed during the 1996–97 exploration work, but we have found no records of cobalt extraction.

Drilling. In September 2009, we completed a 725-metre RC drilling program on the Farellon property. Table 5 summarizes the results of our drilling.

The drilling program was designed to confirm historic drilling results and test mineralization down dip of previous drilling. Of the five holes drilled, three holes—FAR–09–A, B and E—tested historic intersections FAR–96–09, 021 and 022 summarized in Table 4; and two—FAR–09–C and D—tested depth extents of the previously known mineralization. Results of the drilling show grades and widths of mineralization consistent with historic exploration results and have given us valuable geological information showing the possibility of a shallow, 30-degree dip of the mineralization.

Table 5: Farellon drilling results (2009)
Drill hole FAR – 09	Assay interval (m)				Assay grade
		From	To	Core length	Gold (ppm)	Copper (%)
A		31	34	3.0	0.81	1.99
		79	109	30.0	0.18	0.62
	including	97	106	9.0	0.44	1.63
B		56	96	40.0	0.27	0.55
	including	56	63	7.0	0.22	0.66
		74	96	22.0	0.42	0.79
	including	75	86	11.0	0.67	1.35
C		73	103	30.0	0.79	0.55
	including	77	82	5.0	4.16	2.57
D		95	134	39.0	0.11	0.58
	including	95	103	8.0	0.33	2.02
E		25	30	5.0	0.54	1.35
		65	68	3.0	0.58	1.46

We commissioned Micon International Limited to prepare a technical report that complies with Canadian National Instrument 43-101 summarizing the information obtained from this drilling program. Micon concluded that our drilling confirmed the general location and tenure of the mineralization identified during the 1996 drilling program and noted some minor disparities between historical 1996 gold and copper assays and the recent 2009 gold and copper assays in two of the drill holes—FAR–09–A and E. In FAR–09–E. Micon recommended that we investigate these disparities during the next phase of drilling.

The drilling identified that the copper and gold mineralization exhibited a direct correlation in both location and relative intensity and provided useful information for outlining the relative location and spacing of drill holes in our next exploration programs.

All of our 2009 drill holes intersected oxide facies mineralization with only minor amounts of sulphides observed in drill hole FAR–09–D. When we have established the general trend of the mineralization we can conduct some drilling to identify the oxide-sulphide interface.

Micon recommended that we conduct a two-phase drilling program. The first phase would consist of approximately 1,200 meters of diamond drilling to assist in defining the structural controls on the mineralization, which could have been misinterpreted in the past due to the limited geological information obtained from the historic RC drilling, and the depth and nature of the sulphide mineralization.  The estimated cost of this phase is $220,000.

If this phase is successful, Micon recommended that we conduct a much larger phase of exploration consisting of 5,000 meters of diamond drilling and 10,000 meters of RC drilling, and geophysical surveys and geological mapping. A geophysics survey using both magnetics and induced polarization will help to identify further mineralized structures on the property that may not have been noticed in the historic mapping. A phase two drill program would be at defined spacing to outline the continuity of mineralization leading to a 3D model and initial resource estimation.  The depth of the drilling would be dependent on the results of the phase one drilling program. The estimated cost of this phase is $1.9 million.

QA/QC, sampling procedures and analytical methods. We conducted sampling on one-meter intervals, which is generally the industry-standard sampling practice for RC drilling. Sampling started at the collar of the hole and proceeded to the toe or bottom of the drill hole on one-meter increments. Generally, the sample recovery was good to excellent for the 2009 drilling program. Table 5 summarizes significant assay results.  They are reported as drill lengths as we have not established the width of the mineralized zone.

Our quality assurance, quality control (QA/QC) protocol consists of the addition of standards, blanks and laboratory duplicates to the sample stream.  We inserted these into the sample series using the same number sequence as the samples themselves.  One of the QA/QC check samples is inserted every 25 samples and it alternates between standards, blanks and laboratory duplicates.

mateo property

We have assembled a group of claims: the Che Uno and Che Dos, the Margarita, and the Irene Uno and Irene Dos mining claims, and the Mateo exploration claims as described in Table 6 and illustrated in Figure 3.  The Mateo exploration claims overlap the Che, Margarita and Irene claims to secure the areas around the claims. Some of them may overlap others’ prior claims. We will acquire rights to these overlapped prior claims only if the owners forfeit their rights, and we will exercise our rights only if we want the property. We acquired all of these claims for the same geological reasons and consider them one property, which we call the Mateo property.

Table 6: Mateo property
Claim	Type
	Mensura (ha)	Manifestacion (a) (ha)	Pedimentoa (ha)
Che Uno 1 – 8	32
Che Dos 1 – 10	44
Margarita 1 – 14	56
Irene Uno 1 – 2	10
Irene Dos 1 – 10	50
Mateo 1		300
Mateo 2		300
Mateo 3		200
Mateo 4			300
Mateo 5			300
Mateo 12		200
Mateo 13		200
Mateo 14		300
	192	1,500	600
(a) Some of the claims are staked over the mensuras to claim the ground surrounding them. See Figure 3.

Figure 3: Mateo property

che uno and che dos claims

On October 10, 2008 Minera Farellon granted us the option to purchase the Che Uno and Dos claims. The Che claims cover 76 hectares centered about 339,002 east and 6,838,450 south UTM PSAD56 Zone 19. They are in the northwest corner of the Mateo property.  On April 12, 2011 we completed the acquisition of the Che claims by paying approximately $20,000 to Minera Farellon.

We continue to owe a royalty equal to 1% of the net proceeds that we receive from the processor to a maximum of $100,000 with no monthly minimum when we start exploiting the minerals we extract from the claim.   We have not yet exploited the claim.

margarita claim

We bought the Margarita mining claim on November 27, 2008 through a public auction and at January 31, 2011 had spent a total of $17,078 (including legal and registration costs) for this claim and owe the outstanding property taxes of approximately $667.  The Margarita claim covers 56 hectares centered around 340,353 east and 6,838,347 south UTM PSAD56 Zone 19 located within the northeast corner of the Mateo claim.

irene 1-2 and irene II 1-10 claims

On September 7, 2010, we entered into a purchase agreement with Minera Farellon to buy the Irene 1-2 and Irene II 1-10 mining claims. Under the terms of the agreement, as amended, we agreed to pay 21 million Chilean pesos (approximately $43,500 US), the owner’s legal, transfer, holding and other costs by May 15, 2011 to exercise the option and purchase the Irene claims. We do not anticipate that the legal transfer and other costs will exceed $5,000.The Irene claims cover 60 hectares centered about 341,002 east and 6,838,101 south UTM PSAD56 Zone 19, are located within the northeast corner of the Mateo property, and share their western border with the Margarita claim.

mateo claims

The Mateo claims consist of six manifestaciones — Mateo 1 –3 and 12 – 14, and two pedimentos  —Mateo 4 and 5, covering 2,100 hectares, which we staked between November, 2008 and March 2011. The claims are centered about 337,675 east and 6,837,600 south UTM PSAD56 Zone 19 and cover a five-kilometer strike length of intensely altered volcanics with significant massive sulphide mineralization.

Location and means of access. The Mateo property is centered about 337,675 east and 6,837,600 south UTM PSAD56 Zone 19 approximately 10 kilometers east of Vallenar with the highest point at approximately 1,050 meters above sea level.  A well-used road leads from the city of Vallenar and crosses through the middle of the west half of the properties and along the southern border of the east half of the properties.  Many unmarked dirt roads in the area provide reliable access to most areas of Mateo.

Description. The Mateo property is a copper-gold-silver project that lies in the Candelaria IOCG belt in the Chilean Coastal Cordillera.  The Mateo property has undergone limited modern exploration including surface and underground RC drilling and artisanal mining on three separate mine sites, the Irene, Margarita and Santa Theresa mines.  We have reviewed all available records of work completed to date, including some records of the mining activity. Our interpretation of the work completed to date indicates the potential for an economic ore body in mineralized mantos and skarn-style mineralization associated with IOCG deposits.

Exploration history. Historical work includes several drill programs completed by different Chilean private and public companies.  Records exist from eight drillholes completed in 1994 on the Irene mine and include two full reports written by ENAMI (the Chilean national mining company) with interpretation of mineralization and recommendations for further exploration and mining work.

The Irene mine was investigated by ENAMI in 1994.  Work completed during this time included surface RC drilling, including 490 meters in four RC drillholes, and underground diamond drilling, including 220 meters in four drillholes.  We obtained ENAMI’s reports of mining activities from 1994 through 1997.  Approximately 11,875 tonnes of rock were mined in that time averaging 4.3% copper, 61.9 grams per tonne silver, and 1.01 grams per tonne gold.    During the period June 2009 to December 2010 the vendor of the Irene, Minera Farellon, conducted small scale mining activities on a different area of the Irene claims and mined 1705 tonnes grading 1.39% Cu, 1.39g/t Ag, 0.29g.t Au in sulphides and 1477 tonnes grading 1.98% Cu in oxides.  The difference in grade between the historic work and the recent work is not an indication that further high grade material will not be found on the Mateo property and further modeling and exploration work needs to be completed to determine the best place to drill.

A private Chilean company, Minera Taurus, drilled 16 RC holes on the east end of the Irene claim, but we have no record from this drilling. An unknown company built a portal 250 meters long and approximately three meters wide by three meters high. The portal leads to three mined-out chimneys connected to the surface providing ventilation channels.  On a recent property visit with ENAMI’s geologists, we found an extension of the mineralized zone at the base of the tunnel below showing the potential for mineral resources.

Geology. Geologically, the Mateo property is located within the brittle-ductile north-south-trending Atacama Fault System that is known to host many of the major deposits in the Candelaria IOCG belt.  Known mineralization is hosted in an andesitic volcaniclastic sequence assigned to the Bandurrias Formation. Widespread iron oxide and potassic alteration indicates an IOCG mineralizing system further supported by significant amounts of economic grade mineralization.

perth property

On March 10, 2011, we purchased for $35,000 a group of 12 claims (the Perth) as described in Table 7 and illustrated in Figure 4.

Table 7: Perth property
Claim	Type
	Mensura (ha)	Manifestacion (ha)	Pedimento (ha)
Perth 1 al 36	109
Lancelot I 1 al 30 (in process)	300
Lancelot II 1 al 20 (in process)	200
Rey Arturo 1 al 30 (in process)	300
Galahad I 1 al 10		50
Merlin I 1 al 10 (in process)	60
Galahad I 1 al 46		230
Merlin I 1 al 24 (in process)	240
Percival III 1 al 30		300
Tristan II 1 al 30		300
Tristan IIA 1 al 5		15
Camelot			300
	1,209(a)	895(a)	300(a)
(a) Some claims overlap others, reducing our net area to 2,280 hectares. See Figure 4.

306,000 mE
308,000 mE
310,000 mE
6,898,000 mN
6,896,000 mN
6,894,000 mN
6,892,000 mN
N
Percival III 1-30
Tristan II 1 - 30
Camelot
Tristan II 1 - 5
Galahad I 1 - 46
Galahad I 1 - 10
Merlin I 1 - 24
Merlin I 1 - 10
Perth 1 - 36
Lancelot I 1 - 30
Lancelot II 1 - 20
Rey Arturo 1 - 30
0
1
2
kilometres
Mensura
Mensura in progress
Manifestacion
Pedimento
Other parties mensuras
REDMETAL RESOURCES
EXPLORING FOR GOLD AND COPPER IN CHILE
Perth Property
Date:20/04/11
Perth
III Region, Chile
PSAD56 Zone 19

Figure 4. The Perth property

The Perth property is adjacent to the west side of the historic Carrizal Alto mine and lies approximately 3.5 kilometers north of our Farellon project. It is a 45 minute drive from Vallenar city, with major road access, power and water supply close by. The project lies on a similar geologic contact as the Farellon and Carrizal Alto properties.

Location and means of access. The Perth property is centered about 308,750 east and 6,895,000 south UTM PSAD56 Zone 19 approximately 75 km northwest of the city of Vallenar with the highest point at approximately 925 meters above sea level.  The property is accessible by road from Vallenar. The Perth Property is accessed by taking the Pan American Highway north from Vallenar for 20 kilometres, then turning west onto the road to Canto del Agua a distance of 35 kilometres. Then take the Cardones Canyon road for 15 kilometres, turn southwest towards Cerro Cachina Grande along a secondary gravel road for 14 kilometres to the property.

Exploration history.  Exploration programs on the Perth property have historically been limited to surface sampling and mapping programs completed in 2007 and 2008. Mapping identified 12 individual veins on surface, significant results from channel samples across the veins are show in Table 8 Numerous artisanal mine workings on the property have previously been exploited for both copper and gold however, no records of grade or tonnage can be located.

Table 8: Perth historic significant intersections
SAMPLE	Au g/t	Cu %	Co%	Length of Sample (m)
521617	2.5	0.39	0.03	1.0
521796	2.5	0.21	0.00	1.0
521629	2.8	0.76	0.19	3.5
56905	3.1	1.00	0.19	1.0
521610	3.5	0.30	0.02	0.5
521622	4.5	1.72	0.02	1.0
521788	4.5	0.19	0.00	2.0
56858	5.0	0.42	0.16	1.0
521789	5.5	0.29	0.00	2.0
521628	6.2	0.59	0.14	1.3
521609	10.7	0.35	0.07	1.0

Geology The Perth property overlies the contact between Paleozoic metamorphic sediments and a Cretaceous tonalitic batholith. A swarm of north northeast trending fault related copper gold bearing quartz veins crosscuts the property. Surface mapping and sampling records show twelve veins identified so far on the south end of the property. The veins average two metres wide but have been measured up to six metres wide.

Perth property joint venture earn-in agreement

On March 14, 2011, we entered into an agreement on the Perth property with Revonergy Inc.  Revonergy Inc. paid $35,000 on signing the agreement and can earn a 35% interest in the Perth property if it spends a minimum $1,450,000 on the three phase exploration program, as follows:

•	Successful completion of a Phase I exploration program costing at least $115,000 one year from signing
•	Successful completion of a Phase II exploration program costing at least $300,000 two years from signing
•	Successful completion of a Phase III exploration program costing at least $1,000,000 and that can justify completing a preliminary feasibility study three years from signing

Phase I, II and III exploration programs will be 100% paid for by Revonergy and will be managed by Polymet Limitada. Revonergy will also pay us a 10% management fee on all work programs.

Revonergy Inc. can earn a further 15% interest in the Perth property if it completes a preliminary feasibility study within four years from the signing of the agreement.

Generative claims

As an exploration company, from time to time we will stake, purchase or option claims to allow ourselves the time and access to fully consider the geological potential of the claims. This allows us to generate new properties in areas that have not been explored. We have conducted groundwork on numerous generative claims of interest to us in the areas of our active properties. We have acquired several of these claims, have options to acquire others, and have staked claims in the same areas. We continue to compile data on and review other claims and discuss terms with various owners.

Abandoned claims

We wrote off $187,000 in acquisition costs on abandoned generative claims during the year ended January 31, 2009, and $29,685 during the year ended January 31, 2010 either because payments due exceeded our assessment of their fair market value, we hadn’t the capital to continue to maintain them or they didn’t have sufficient geological potential.  We did not write off any acquisition costs during the year ended January 31, 2011.

Competition

The mineral exploration business is an extremely competitive industry.  We are competing with many other exploration companies looking for minerals.  We are one of the smallest exploration companies and a very small participant in the mineral exploration business.  Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies.

Raw materials

The raw materials for our exploration programs include camp equipment, hand exploration tools, sample bags, first aid supplies, groceries and propane.  All of these types of materials are readily available from a variety of local suppliers.

Dependence on major customers

We have no customers.  Our first customer likely will be ENAMI, which refines and smelts copper from the ore that it buys from Chile’s small- and medium-scale miners.  ENAMI is located in Vallenar.  We could also deliver our ore to the Dos Amigos heap leach facility located approximately fifty kilometers south of Vallenar in Domeyko.

Patents/Trademarks/Licenses/Franchises/Concessions/Royalty agreements/Labor Contracts

We have no intellectual property such as patents or trademarks, and, other than the royalties that we must pay if we begin to exploit our Chilean properties, no royalty agreements or labor contracts.

Government controls and regulations

We are not required to obtain permits or submit operational plans in order to conduct exploration on our properties.  The mining business, however, is subject to various levels of government controls and regulations, which are supplemented and revised from time to time.  We cannot predict what additional legislation or revisions might be proposed that could affect our business or when any proposals, if enacted, might become effective.  Such changes, however, could require more operating capital and expenditures and could prevent or delay some of our operations.

The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations.  For mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards.  Legislation and regulations also establish requirements for decommissioning, reclaiming and rehabilitating mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. As we are not mining or processing, and are unlikely to for some years, we have not investigated these regulations.

None of the exploration work that we have completed to date requires an environmental permit. We must repair any damage done to the land during exploration. Some of our claims are within the boundaries of a national park. According to the Mining Code of Chile, we will have to get written authorization from the government to mine or complete any exploration work within the park boundaries. We have requested advice on this issue from our Chilean mining lawyer, but have no plans to explore within the boundaries of the park.

If our operations in Chile become profitable, any earnings that we remit abroad will be subject to Chilean withholding tax.

We believe that we are in substantial compliance with all material government controls and regulations at each of our mineral claims.

Costs and effects of compliance with environmental laws

We have incurred no costs to date for compliance with environmental laws for our exploration programs on any of our claims.

Expenditures on research and development

We have incurred no research or development costs since our inception on January 10, 2005.

Number of total employees and number of full-time employees

Red Metal does not have any employees. Caitlin Jeffs and Michael Thompson, both of whom are directors and officers, John daCosta, who is an officer, and Kevin Mitchell, who is Polymet’s legal representative and manager in Chile, all provide their services to the company as independent consultants.  Polymet retains one full-time employee who provides administration work to our office in Chile and contracts geo-technical services as needed.  We intend to contract for the services of geologists, prospectors and other consultants as we require them to conduct our exploration programs.

DESCRIPTION OF PROPERTY

Our executive offices are located at 195 Park Avenue, Thunder Bay, Ontario, Canada, P7B 1B9.  Our president, Caitlin Jeffs, provides this space free of charge although she is under no obligation to do so.  We also have a field and administrative office in Vallenar, Chile, which we rent from month to month at the rate of 550,000 Chilean pesos (approximately $1,000) per month.   We believe that these properties are suitable and adequate for our business operations.

We have assembled interests in three mineral properties in Chile—the Farellon, Mateo, and Perth—which we have described above.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our property or assets are the subject of any pending legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Red Metal is a mineral exploration company engaged in locating, and eventually developing, mineral resources in Chile. Our business strategy is to identify, acquire and explore prospective mineral claims with a view to either developing them ourselves or, more likely, finding a joint venture partner with the mining experience and financial means to undertake the development. All of our claims are in the Candelaria IOCG belt in the Chilean Coastal Cordillera.

We have only marginal revenue-generating operations and are dependent upon the equity markets for our working capital. The collapse of the equity markets late in 2008, and the economic uncertainty and market instability that followed, affected our ability to raise equity capital.  Market prices of copper and gold overall are presently moving in a positive direction and we are more optimistic that we can raise equity capital under these new market conditions.

In response to the economic environment of 2008, and the fact that we had only nominal revenues, in 2009 we terminated our duty to file reports with the Securities and Exchange Commission to save the legal and  auditing costs. We resumed filing reports by filing a registration statement on Form 10 on April 14, 2010.

Consistent with our historical practices, we continue to monitor our costs in Chile by reviewing our mineral claims to determine whether they possess the geological indicators to economically justify the capital to maintain or explore them. We own nothing in Chile except our claims and have no long term commitments except the obligation to pay royalties if we exploit our properties. All of our support there—vehicles, office and equipment, and administrative personnel—is supplied under short-term contracts.

We conducted a drilling program on our Farellon property in September of 2009. We have analyzed the results and believe that further drilling of the property is warranted. Micon International Limited, from whom we commissioned a Canadian National Instrument 43-101 technical report summarizing the drilling results, has recommended that we conduct a two-phase drilling program. The first phase would consist of 1,200 meters of diamond drilling to define the structural controls on the mineralization, which may have been misinterpreted in the past due to the limited geological information available from the historic RC drilling, and assist in defining the depth and nature of the sulphide mineralization. The estimated cost of this phase is $220,000.

If the first phase is successful, we propose to conduct a larger exploration program consisting of 10,000 meters of RC drilling, 5,000 meters of diamond drilling, geophysical surveys and geological mapping to ascertain the extent of the structural controls and the potential size of the mineralization. The estimated cost of this phase is $1.9 million.

We are planning an initial exploration program on the Mateo property including geophysics, surface mapping, sampling and 1000 metre RC drill program for a total cost of approximately $300,000.

The cost and timing of all planned exploration programs are subject to the availability of qualified mining personnel, such as consulting geologists and geo-technicians, and drillers and drilling equipment. When we first started exploring in Chile in late 2007 and early 2008, geologists, geo-technicians, drillers and drilling rigs were in short supply, those that were available were often unreliable and very expensive, and we had to work to their schedules rather than to ours. This changed following the market collapse in 2008, but the increasing prices of copper and gold—the price of copper increased steadily from a low of $1.26 per pound in December 2008 to a high of $4.60 per pound in February, 2011; and the price of gold has increased from a low of $750 per ounce in December 2008 to a high of $1,519 per ounce in April 2011—have caused mining companies to ramp up their operations, reducing the availability of personnel and equipment.

Although Chile has a well-trained and qualified mining workforce from which to draw and few early-stage companies such as Red Metal are competing for the available resources, if we are unable to find the personnel and equipment that we need when we need them and at the prices that we have estimated today, we might have to revise or postpone our plans.

At January 31, 2011, we had a working capital deficit of $866,179 and $8,655 cash. On April 7, 2011, we completed a private equity financing for net proceeds after commissions, legal and closing fees of $1,862,462. We intend to use $700,000 on the exploration programs for the Farellon to expand known mineralization along strike and at depth to investigate sulphide mineralization; $300,000 on the phase 1 Mateo mapping and geophysics to identify Candelaria-type targets, and drilling to test the targets; and $700,000 to pay off prior debt and to cover our estimated expenditures for legal, audit and other professional fees, administration, consulting, advertising and promotion, office and vehicle rental that we will incur over the next 12 months.

Results of operations

summary of financial condition

Table 9 summarizes and compares our financial condition at January 31, 2011 to the year-ended January 31, 2010.

Table 9: Comparison of financial condition
	January 31, 2011	January 31, 2010
Working capital deficit	$(866,179)	$(296,575)
Current assets	$46,227	$25,126
Unproved mineral properties	$662,029	$643,481
Total liabilities	$912,406	$321,701
Common stock and additional paid in capital	$2,923,517	$2,788,517
Deficit	$(3,056,819)	$(2,384,201)

Selected Financial Results

years ended january 31, 2011 and january 31, 2010

Our operating results for the years ended January 31, 2011 and 2010 and the changes in our operating results between those periods are summarized in Table 10.

Table 10: Changes in operating results

	Year ended January 31,		Changes between the years ended January 31,
	2011	2010	2011 and 2010
Operating Expenses:
Administration	$87,382	$85,312	$2,070
Advertising and promotion	111,835	54,400	57,435
Automobile	24,124	22,361	1,763
Bank charges	5,554	5,420	134
Consulting fees	173,738	111,067	62,671
Interest on current debt	37,466	50,464	(12,998)
Mineral exploration costs	22,193	174,556	(152,363)
Office	8,084	4,496	3,588
Professional development	5,116	–	5,116
Professional fees	111,878	101,403	10,475
Rent	12,980	12,403	577
Regulatory	15,000	12,397	2,603
Travel and entertainment	50,455	29,444	21,011
Salaries, wages and benefits	6,487	17,392	(10,905)
Foreign exchange loss (gain)	326	(55)	381
Write-down of unproved mineral properties	–	29,685	(29,685)
Net loss	$672,618	$710,745	$(38,127)

Operating expenses. Our operating expenses decreased by $38,127, or 5%, from $710,745 for the year ended January 31, 2010 to $672,618 for the year ended January 31, 2011.

The most significant year-to-date changes were:

•
During the year ended January 31, 2010, we wrote down $29,685 in mineral property acquisition costs after we wrote down several generative claims. During the year ended January 31, 2011, we did not write down any of our properties.

•
During the year ended January 31, 2010, we contracted services of a full-time geologist and prepared NI 43-101 report on our Farellon property and exploration work associated with it which resulted in mineral exploration expenditures of $174,556 as opposed to $22,193 during the past fiscal year as we maintained only minimal exploration activities.

•	Our advertising and promotion and travel and entertainment expenses increased by $57,435 and $21,011, respectively, as a result of increased investor relations activities.
•
Due to higher accounting and financial advisory requirements we incurred $173,738 in consulting fees during the year ended January 31, 2011, an increase of $62,671 compared to $111,067 for the year ended January 31, 2010.

•
During the year ended January 31, 2011, we expensed $37,466 in interest on current debt, a decrease of $12,998 compared to interest expensed during the year ended January 31, 2010. This decrease was mainly associated with the debt-to-equity conversion that occurred on January 7, 2010.

Net loss. We had a net loss of $672,618 for the year ended January 31, 2011, compared to a net loss of $710,745 for the year ended January 31, 2010.  The $38,127 decrease in net loss was due mainly to reduced mineral exploration activities in Chile, decrease in loan interest expense, as well as salaries, wages and benefits; these decreases were offset by increases in advertising and travel expenses, as well as consulting fees.

Liquidity

going concern

The consolidated financial statements included in this registration statement have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. We have not generated any significant revenues from mineral sales since inception, have never paid any dividends and are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. Our continuation as a going concern depends upon the continued financial support of our shareholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to locate profitable mineral claims, generate revenue from mineral production and control our production costs. Based upon our current plans, we expect to incur operating losses in future periods, which we plan to mitigate by controlling our operating costs and sharing mineral exploration expenses through joint venture agreements.  In April 2011 we completed a financing of units consisting of our common stock and warrants to purchase shares of our common stock.  We raised gross proceeds of $2,017,000.  We expect these funds to be adequate to support the current stage of our operations for the next 12 months.  At January 31, 2011, we had a working capital deficit of $866,179 and accumulated losses of $3,056,819 since inception. These factors raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate significant revenues in the future. Our consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

internal and external sources of liquidity

To date we have funded our operations by selling our securities and borrowing funds, and, to a minor extent, from mining royalties.

Sources and uses of cash

years ended january 31, 2011 and 2010

Table 11 summarizes our sources and uses of cash for the years ended January 31, 2011 and 2010.

Table 11: Summary of sources and uses of cash
	January 31,
	2011	2010
Net cash provided by financing activities	$ 244,890	$327,000
Net cash used in operating activities	(212,200)	(250,646)
Net cash used in investing activities	(18,548)	(58,702)
Effect of foreign currency exchange	(13,438)	(35,816)
Net increase (decrease) in cash	$ 704	$ (18,164)

Net cash provided by financing activities. During the year ended January 31, 2011, we issued 540,000 shares of our common stock to three subscribers for $135,000, borrowed $50,000 from a company owned by the father of our president; and borrowed $10,000 US and $50,000 Cdn (approximately $49,890 US) from our director. During the year ended January 31, 2010, we borrowed $164,500 from the father of our president, and issued 1,678,572 shares of our common stock to five subscribers for $162,500.

Net cash used in operating activities. During the year ended January 31, 2011, we used net cash of $212,200 in operating activities. We used $672,618 to cover operating costs, increased prepaids and other receivables by $20,397, and decreased our accrued liabilities by $495. These uses of cash were offset by net increases in accounts payable of $67,123, associated with of legal fees incurred in preparing and filing our form 10 and the amendments to it; accounts payable to related parties of $410,429 for administration, consulting, advertising and promotion, mineral exploration, and travel expenses; and accrued interest on our notes payable to a related parties of $3,758.

During the year ended January 31, 2010, we used net cash of $250,646 in operating activities. We used $710,745 to cover our operating costs for the period and increase prepaids and other receivables by $575. We increased our accounts payable by $55,117, mainly associated with the reclassification of accrued mineral property costs; accrued liabilities by $40,495 to record costs of preparing and filing our form 10; amounts due to related parties by $286,249; and interest accrued on our notes payable by $49,128. We wrote down our unproved mineral properties and wrote off acquisition costs for the unproved mineral properties that we decided not to maintain for a total of $29,685.

Net cash used in investing activities. During the year ended January 31, 2011, we spent $18,548 on acquisition of mineral claims and on property taxes associated with our mineral claims. We also capitalized Chilean value-added (VAT) tax as part of the unproved mineral claims. This VAT is recoverable from future VAT payable.

During the year ended January 31, 2010, we spent $58,702 acquiring mineral claims and options to acquire mineral claims.

Since inception through January 31, 2011, we have invested $1,026,769 acquiring our mineral claims.

Non-cash financing transactions. During the year ended January 31, 2011, we did not have any non-cash financing transactions.

During the year ended January 31, 2010, we converted $338,026 payable to related parties into 1,126,754 shares of our common stock at $0.30 per share; and $744,500 of principal and $69,992 of accrued interest on notes payable to a related party into 2,714,973 shares of our common stock at $0.30 per share.

Capital resources

Our ability to acquire and explore our Chilean claims is subject to our ability to obtain the necessary funding. To assist us with our funding efforts, during the past two fiscal years through the date of this report, we have retained the services of a number of consultants.

On December 1, 2009, we retained the services of an independent investor relations specialist to handle our corporate communications. We agreed to pay him a monthly compensation in the amount of $5,000 Cdn (approximately $5,250 US) on a month-to-month contract that can be cancelled any time with 30 days written notice.

On April 7, 2011, we completed a private equity financing for net proceeds after commissions, legal and closing fees of $1,862,462. The placement agent received a cash commission of $58,900 and a warrant to purchase 196,333 shares of common stock.  The securities offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company relied upon an exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

Contingencies and commitments

We had no contingencies at January 31, 2011.

We have the following long-term contractual obligations and commitments:

•
Farellon royalty. We are committed to paying the vendor a royalty equal to 1.5% on the net sales of minerals extracted from the Farellon claims up to a total of $600,000. The royalty payments are due monthly once exploitation begins and are subject to minimum payments of $1,000 per month. We have no obligation to pay the royalty if we do not commence exploitation. As of the date of this report we have not commenced exploitation.

•
Che option. We are committed to paying a royalty equal to 1% of the net sales of minerals extracted from the claims to a maximum of $100,000 to the former owner. The royalty payments are due monthly once exploitation begins, and are not subject to minimum payments.

•
Irene option. Under the terms of our option agreement with Minera Farellon, we must pay 21 million Chilean pesos (approximately $43,500 US) by May 15, 2011 to exercise the option and purchase the Irene claims.

Equity financing

To generate working capital, between January 31, 2009 and April 25, 2011 we issued 12,783,632 shares of our common stock and warrants for the purchase of 7,513,333 shares to raise $3,467,018 under Regulations S and D promulgated under the Securities Act of 1933.

Based on our operating plan, we anticipate incurring operating losses in the foreseeable future and will require additional equity capital to support our operations and develop our business plan.  If we succeed in completing future equity financing, the issuance of additional shares will result in dilution to our existing shareholders.

Debt financing

historical debt arrangements

As of January 6, 2010, we had borrowed US $744,500 from Richard Jeffs, the father of our president, to whom we issued demand promissory notes for the principal sum together with interest of 8%.  We accrued US $76,785 in interest payable on these notes. On January 7, 2010, we agreed to convert US $814,492 in principal and interest on these loans into 2,714,973 shares of our common stock. In return, Mr. Jeffs agreed to forgive US $6,792 in interest accumulated from December 1, 2009 to January 7, 2010.

Between February 1, 2010 and through the period covered by this report, we borrowed CDN $50,000 and US $10,000 from Caitlin Jeffs, to whom we issued demand promissory notes for the principle sum together with interest of 8%.  We agreed to convert the equivalent of US $50,000 in principle into the units sold in the private placement offering completed on April 7, 2011. The remaining principal and accrued interest, totaling US $14,106, was paid in cash. See Transactions with related persons below.

Between February 1, 2011 and through the period covered by this report, we borrowed US $70,000 and CDN $10,000 from John da Costa, to whom we issued demand promissory notes for the principle sum together with interest of 8%. We agreed to convert the equivalent of US $80,000 in principle into the units sold in the private placement offering completed on April 7, 2011. Accumulated interest equivalent to US $851 was paid in cash. See Transactions with related persons below.

The shares issued on conversion of these loans are included into the Equity financing described above.

current debt arrangements

On February 22, 2010, we borrowed US $50,000 and issued a demand promissory note payable to the lender for the principal sum together with interest at 6% per annum.  See Transactions with related persons below.

On March 2, 2011, we borrowed US $11,000 and issued a demand promissory note payable to the lender for the principal sum together with interest at 8% per annum.  See Transactions with related person below.

Challenges and risks

We do not anticipate generating any revenue over the next twelve months. We plan to fund our operations through any combination of equity or debt financing from the sale of our securities, private loans, joint ventures or through the sale of part interest in our mineral properties.   Since January 31, 2009, we have raised over $3.4 million that we believe will satisfy our current working capital needs for the next twelve months.  Although we have succeeded in raising funds as we have needed them, we cannot assure you that this will continue in the future.  Many things, such as the continued general downturn, worldwide, of the economy or a significant decrease in the price of minerals, could affect the willingness of potential investors to invest in risky ventures such as ours. In addition to the Perth joint venture earn-in agreement, we may consider entering into a joint venture partnership with a more senior resource company to complete a mineral exploration program on other properties in Chile. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to our joint venture partner in exchange for the funding.

Investments in and expenditures on mineral interests

Realization of our investments in mineral properties depends upon our maintaining legal ownership, producing from the properties or gainfully disposing of them.

Title to mineral claims involves risks inherent in the difficulties of determining the validity of claims as well as the potential for problems arising from the ambiguous conveyancing history characteristic of many mineral claims. Our contracts and deeds have been notarized, recorded in the registry of mines and published in the mining bulletin. We review the mining bulletin regularly to discover whether other parties have staked claims over our ground. We have discovered no such claims. To the best of our knowledge, we have taken the steps necessary to ensure that we have good title to our mineral claims.

Foreign exchange

We are subject to foreign exchange risk for transactions denominated in foreign currencies.  Foreign currency risk arises from the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar.  We do not believe that we have any material risk due to foreign currency exchange.

Trends, events or uncertainties that may impact results of operations or liquidity

The economic crisis in the United States and the resulting economic uncertainty and market instability may make it harder for us to raise capital as and when we need it and have made it difficult for us to assess the impact of the crisis on our operations or liquidity and to determine if the prices we will receive on the sale of minerals will exceed the cost of mineral exploitation.  If we are unable to raise cash, we may be required to cease our operations.  As noted above, we expect our legal and accounting fees to increase since we have resumed the obligation to file reports with the SEC.  Other than as discussed in this registration statement, we know of no other trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or long-term liquidity.

Off-balance sheet arrangements

We have no off-balance sheet arrangements and no non-consolidated, special-purpose entities.

Related-party transactions

See discussion of Related-party transactions on page 37 of this Registration Statement.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproven mineral properties, determination of fair values of stock-based transactions, and deferred income tax rates.

Reclassifications

Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Unproved mineral property costs

We have been in the exploration stage since our inception on January 10, 2005 and have not yet generated significant revenue from our operations. We are primarily engaged in acquiring and exploring mining claims. We expense our mineral exploration costs as we incur them. We initially capitalize them at each fiscal quarter end. When we have determined that a mineral claim can be economically developed as a result of establishing proven and probable reserves, we capitalize the costs then incurred to develop the claim and will amortize them using the units-of-production method over the estimated life of the probable reserve. If mineral claims are subsequently abandoned or impaired, we will charge capitalized costs to operations.

During the year ended January 31, 2011, we did not take any write-downs on our mineral properties. During the year ended January 31, 2010, we wrote down $29,685 in capitalized costs of abandoned generative claims.

Financial instruments

Our financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, accrued professional fees and accrued mineral property costs. The fair value of these financial instruments approximates their carrying values due to their short maturities.

Recently Adopted Accounting Guidance

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. We do not expect the adoption of these pronouncements to have a material impact on our financial position, results of operations or cash flows.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

On November 19, 2009 we completed a 1-for-14 reverse split, reducing the number of shares of our common stock outstanding to 5,584,574. All references to the number of issued shares in this report are references to the post–reverse-split numbers of shares; and all references to the prices of our outstanding shares reflect the reverse split.

Our common stock was quoted under the symbol RMES on the Pink Sheets from November 19, 2009 to November 21, 2010, and on the OTC Bulletin Board since September 21, 2010.  From September 16, 2008 to November 19, 2009 our common stock was quoted on the OTC Bulletin Board under the symbol RMET.  From January 16, 2007 to September 16, 2008, our symbol was RLKX. Table 12 presents the range of high and low bid quotes of our common stock for each quarter for the last two fiscal years as reported by the Pink OTC Markets.  The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.  As indicated above, the information below reflects the 1-for-14 reverse stock split that was effective on November 19, 2009.

Table 12: High and low bids
Fiscal year ended January 31, 2011	High	Low

First quarter	$0.50	$0.20
Second quarter	$0.50	$0.40
Third quarter	$0.50	$0.20
Fourth quarter	$0.40	$0.25
Fiscal year ended January 31, 2010
First quarter	$2.52	$0.84
Second quarter	$0.98	$0.14
Third quarter	$0.98	$0.14
Fourth quarter	$0.10	$0.02

As of April 25, 2011, we had approximately 74 shareholders of record which includes the number of shareholders provided to us by our transfer agent as well as the holders included on the securities position report provided to us by Depositary Trust & Clearing Corporation.  This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name. Our transfer agent is Empire Stock Transfer, 1859 Whitney Mesa Dr. Henderson, Nevada, 89014 and their phone number is 702-818-5898.

Dividends

We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future.  We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

We have no securities authorized for issuance under equity compensation plans.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Table 13 contains certain information regarding our directors, executive officers and key personnel. There is a family relationship between Caitlin Jeffs and Michael Thompson.  Directors serve for one year and until their successors are duly elected and qualified. In Chile, Polymet has one legal representative, which is similar to a director, and a manager, which is similar to a president.

Table 13: Directors and officers
Name	Age	Position
Caitlin Jeffs	35	Director, chief executive officer, president and secretary
Michael Thompson	41	Director and vice president of exploration
John Da Costa	46	Chief financial officer and treasurer
Kevin Mitchell	50	Legal representative and manager of Polymet

Caitlin Jeffs, P. Geo.  Ms. Jeffs has been a director since October 2007 and our president, chief executive officer and secretary since April 21, 2008. She has more than seven years of experience as an exploration geologist.  Ms. Jeffs graduated from the University of British Columbia in 2002 with an honors bachelor of science in geology. She is a professional geologist on the register of the Association of Professional Geoscientists of Ontario. She worked for Placer Dome (CLA) Ltd. in Canada from February 2003 until May 2006 where she worked as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) was a major mining company with operations in North America, Australia, Africa and South America.  None of these companies is related to Red Metal. Ms. Jeffs was a self-employed consulting geologist from May 2006 to April 2007. She is one of the founders and the general manager of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal. She was a director of Trilogy Metals Inc., a resource exploration company listed on the TSX Venture Exchange, from July 2006 to May 2007.  She lives with Michael Thompson as a family.

Michael Thompson, P. Geo. Mr. Thompson has been a director since October 2007 and our vice-president of exploration since April 2008. He has more than ten years of experience as an exploration geologist.  Mr. Thompson graduated from the University of Toronto in 1997 with an honors bachelor of science in geology.  He is a professional geologist on the register of the Association of Professional Geoscientists of Ontario.  He worked in Canada for Teck Resources Ltd. from 1999 until 2002 as a project geologist managing exploration projects in Northwestern Ontario. From January 2003 until May 2006 he worked for Placer Dome (CLA) Ltd. as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Teck Resources and Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) are major mining companies with operations in North America, Australia, Africa and South America. None of these former employers is related to Red Metal. Mr. Thompson was a self-employed consulting geologist from May 2006 to April 2007.  He is a founder and the president of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal. He lives with Caitlin Jeffs as a family.

We believe that the extensive education and experience that Ms. Jeffs and Mr. Thompson have as geologists make them uniquely qualified to serve as directors of our company.  Their knowledge of mining and geology provides them with the tools necessary to set goals for our business and to determine how those goals can be achieved.

John Da Costa. Mr. Da Costa has been our chief financial officer and treasurer since May 13, 2008.  Mr. Da Costa has more than twenty years of experience providing bookkeeping and accounting services for both private and public companies and is the founder and president of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003.  Red Metal is a client of Da Costa Management Corp.  Mr. Da Costa is also the treasurer of Rock City Energy Corp., a non-reporting public company, a position he has held since August 2006, a director and the chief executive officer (since February 2006) and chief financial officer and secretary (since May 2002) of GlobeTrac Inc., also a public company; and a director (from March 2004 – to July 2007) and chief executive officer and president (from July 2006 – to July 2007) and the chief financial officer (from April 2005 – to July 2007) of Trilogy Metals Inc. a resource exploration company listed on the TSX Venture Exchange.  GlobeTrac sold, marketed, distributed and installed global wireless tracking and telematics equipment in Europe until November 2004 when it wound down its operations.  GlobeTrac’s only business now is receiving and accounting for royalties and commissions receivable from the supplier of the telematics equipment.  GlobeTrac’s business objective is to locate and complete a merger with or acquire a viable business.

Biographical information: Significant employee

Kevin Mitchell.  Mr. Mitchell has been the legal representative and manager of Minera Polymet Limitada since it was formed in August 2007.  He is a Canadian who has lived in Chile for more than twenty years.  He has owned and operated a heavy equipment company for all of that time, mainly servicing the mining industry.  Since February 2007 he has been the legal representative and manager of Minera Farellon Limitada, a Chilean company that investigates potential projects, conducts due diligence reviews, and provides logistical support.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Directors’ compensation

Our directors did not receive compensation during the years ended January 31, 2010 and 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies.  To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during the period ended December 31, 2010, our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  Our code of ethics will be provided to any person without charge, upon request.  Requests should be in writing and addressed to Caitlin Jeffs, c/o Red Metal Resources Ltd., 195 Park Avenue, Thunder Bay, Ontario P7B 1B9.

Corporate Governance

Our board of directors does not have an audit committee, a compensation committee or a nominating committee.

We have not adopted any procedures by which our security holders may recommend nominees to our board of directors and that has not changed during the last fiscal year.

None of the members of our board of directors qualifies as an “audit committee financial expert”, as defined by Item 407 of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

We do not pay nor are we planning to pay salaries or other form of cash compensation to our executive officers and directors.

When we are able to do so, our plan is to implement a compensation program consisting of options to purchase shares of our common stock.  We believe that a common stock option plan will allow us to adequately compensate and incentivize the executive officers who will help us achieve our business objectives.

To date, we have granted no stock options to our executive officers or any other persons.

During the last two fiscal years, Fladgate Exploration Consulting Corporation, a company controlled by our CEO and VP of Exploration and Da Costa Management Corp., a company owned by our CFO provided us with consulting, administrative and geological services, and paid certain expenses on our behalf. We reimbursed Fladgate Exploration Consulting Corporation and Da Costa Management Corp. for these services and expenditures as discussed in the Transactions with related persons section below.

Outstanding Equity Awards at 2010 Fiscal Year-End

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Table 14 presents, as of April 25, 2011, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group.  Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.  Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days from April 25, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Table 14: Security ownership
Class of security	Name and address of beneficial owner	Number of shares beneficially owned	Percentage of common stock
Common stock	Caitlin Jeffs (a)	1,775,242	10.43
Common stock	Michael Thompson (a)	169,524	1.00
Common stock	Fladgate Exploration Consulting Corp. (b)	830,087	4.90
Common stock	John Da Costa (c)	1,010,358 (d)	5.87
	All officers and directors as a group	3,785,211	22.20

Common stock	Richard N. Jeffs (e),(f)	4,572,119 (g)	25.73
Common stock	Susan Jeffs (e), (f)	2,246,670 (h)	12.50
Common stock	Robert Andjelic (f),i	5,000,000 (j)	25.72
(a)The address for Caitlin Jeffs and Michael Thompson is 195 Park Avenue, Thunder Bay, Ontario P7B 1B9.
(b) Fladgate Exploration Consulting Corporation is controlled by Caitlin Jeffs and Michael Thompson.
(c)The address for John Da Costa is 610-1100 Melville Street, Vancouver, British Columbia V6E 4A6.
(d)This sum includes 296,667 shares held by DaCosta Management Corp., a company owned by John Da Costa.
(e) The address for Richard N. Jeffs and Susan Jeffs is 49 Pont Street, London, United Kingdom SW1X 0BD.
(f) 5% shareholder
(g) This sum includes warrants exercisable for 833,334 shares.
(h) This sum includes warrants exercisable for 1,033,000 shares.
(i) The address for Robert Andjelic is PO Box 69, Millarville, AB T0L 1K0.
(j) This sum includes warrants exercisable for 2,500,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Director independence

Using the definition of “independent” in Section 803 of the Rules of the NYSE Amex, we have determined that none of our directors is independent.

Transactions with related persons

Since February 1, 2009, the directors, executive officers, or holders of more than 5% of our common stock, or members of their immediate families, as described below, have completed transactions with us in which they had direct or indirect material interests that exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years.

Amounts due to related parties

Table 15 describes amounts due to related parties that were incurred during the fiscal years ended January 31, 2011 and January 31, 2010, and through April 30, 2011.

Table 15: Due to related parties
	Period ended April 30, 2011	Fiscal years ended January 31,
		2011	2010
Due to Da Costa Management Corp. (a)	$98,062	$228,330	$26,324
Due to Fladgate Exploration Consulting Corporation (b)	$187,746	$207,742	$48,920
Due to Minera Farellon Limitada (c)	$79,304	$63,692	$18,719
Due to Kevin Mitchell (d)	$2,149	$10,347	$5,719
(a) During the period from February 1, 2011 to April 30, 2011 we paid or accrued a total of $65,780 in consulting and other business expenses paid on our behalf to Da Costa Management Corp. During the years ended January 31, 2011 and 2010, we paid or accrued a total of $181,384 and $127,540, respectively in consulting and other business expenses paid on our behalf to Da Costa Management Corp.
(b) During the period from February 1, 2011 to April 30, 2011 we paid or accrued a total of $81,825 in administration, mineral exploration, and investor relation services as well as other business expenses paid on our behalf to Fladgate Exploration Consulting Corporation, a company controlled by two directors. During the year ended January 31, 2011, we paid or accrued a total of $142,547 in administration, mineral exploration, and investor relation services as well as other business expenses paid on our behalf to the same company. During the year ended January 31, 2010, we paid or accrued a total of $115,213 in administration, mineral exploration, and investor relation services as well as other business expenses paid on our behalf to the same company.
(c) During the period from February 1, 2011 to April 30, 2011 we paid or accrued a total of $15,602 in administration, automobile and rental expenses to Minera Farellon Limitada, a company owned by Kevin Mitchell, and Richard Jeffs, the father of our president. During the years ended January 31, 2011 and 2010, we paid or accrued a total of $63,208 and $61,002 in administration, automobile, mineral exploration, rental, and other business expenses paid on our behalf to the same company.
(d) During the period from February 1, 2011 to April 30, 2011 we paid or accrued a total of $7,018 in administration expense to Kevin Mitchell, a former major shareholder. During the years ended January 31, 2011 and 2010, we paid or accrued $26,221 and $25,210, respectively, in administration and other business expenses paid on our behalf to the same shareholder.

Notes payable to related party

Table 16 describes the promissory notes payable to related parties including accrued interest as at January 31, 2011 and 2010, and through April 30, 2011

Table 16: Notes payable to related parties
		Fiscal years ended January 31,
	Period ended April 30, 2011	2011	2010
Note payable to the company owned by Richard Jeffs (a)	$53,679	$52,902	$ –
Note payable to Richard Jeffs (a)	11,145	–	–
Notes payable to Caitlin Jeffs (b)	–	60,746	–
Notes payable to John da Costa (c)	–	–	–
Total notes payable to related parties	$64,744	$113,648	$ –
(a) Principle amount of the note payable to the company owned by Richard Jeffs is $50,000; it is payable on demand, unsecured and bears interest at 6% per annum compounded monthly. Interest of $ 3,679 had accrued as at April 30, 2011. Principle amount of the note payable to Richard Jeffs is $11,000; it is payable on demand, unsecured and bears interest at 8% per annum compounded monthly. Interest of $ 145 had accrued as at April 30, 2011. During the year ended January 31, 2010, we had notes payable to Richard Jeffs for total principle of $744,500 and accrued interest of $69,992, which were converted to shares of our common stock at $0.30 per share. The largest aggregate amount of principal outstanding to Richard Jeffs and the Company owned by him during the period for which disclosure is provided was $744,500.
(b) The principle amounts of the notes payable to Caitlin Jeffs were $10,000 US and $50,000 Cdn, they were payable on demand, unsecured and bear interest at 8% per annum compounded monthly. Interest of $1,837 had accrued as at April 8, 2011. The largest aggregate amount of principal outstanding to Caitlin Jeffs during the period for which disclosure is provided was approximately $ 62,268 US.
(c) The principle amounts of the notes payable to John da Costa  were $10,000 Cdn and $70,000 Cdn, they were payable on demand, unsecured and bear interest at 8% per annum compounded monthly. Interest of $851 had accrued as at April 8, 2011. The largest aggregate amount of principle outstanding to  John da Costa during the  period for which disclosure is provided was approximately $80,454 US.

Transactions with directors and officers

We have completed a number of transactions with our directors and officers:

•	On September 15, 2009, we issued 1,428,571 shares of our common stock at $0.07 per share in a private placement to Caitlin Jeffs for $100,000 cash.
•
On January 19, 2010, we issued, at a deemed price of $0.30 per share, 830,087 shares of our common stock to Fladgate Exploration Consulting Corporation, owned by our directors, to settle $249,026 in accrued debt for services rendered, and 296,667 shares to Da Costa Management Corporation, owned by our chief financial officer, to settle $89,000 in accrued debt for services rendered.

•
On April 7, 2011, under the private equity financing, we issued 83,333 units at $0.30 per unit to Caitlin Jeffs and 83,333 units at $0.30 per unit to Michael Thompson. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants expire on April 7, 2013.

•
On April 7, 2011, under the private equity financing, we issued 266,667 units at $0.30 per unit to John da Costa. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants expire on April 7, 2013.

Transactions with other related parties

We have a close working relationship with Minera Farellon Limitada, which is owned by Kevin Mitchell, Polymet’s legal representative and Richard Jeffs, the father of our president. Minera Farellon provides administrative services and supplies our logistical needs under a contract. Minera Farellon also investigates potential claims and often ties them, either by staking new claims or optioning or buying others’ claims. This gives us an opportunity to review them to decide whether they are of interest to us. On April 12, 2011, we paid Minera Farellon Limitada 10,000,000 pesos (approximately $20,000) to acquire the Che mining claims.

On April 7, 2011, under a private equity financing, we issued 2,500,000 units at $0.30 per unit to Robert Andjelic. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants expire on April 7, 2013. On the same date, we entered into the Board Observer Agreement with Mr. Andjelic. Subject to certain exceptions, Mr. Andjelic has the right to attend in a non-voting capacity any meeting of the board, to receive all notices of board meetings and other information distributed to the members of the board, and to receive copies of actions taken by written consent.

We have completed a number of transactions with relatives of our president:

•	On January 19, 2010 we issued 2,714,973 shares of our common stock at $0.30 per share to pay promissory notes issued to Richard Jeffs for cash plus accrued interest for a total of $814,492.

•
On December 31, 2009, we issued 200,000 units at $0.25 per unit to Susan Jeffs, the mother of our president. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.30 per share. The warrants expire on December 31, 2011.

•
On April 7, 2011, under the private equity financing, we issued 833,334 units at $0.30 per unit to Richard Jeffs. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants expire on April 7, 2013.

•
On April 7, 2011, under the private equity financing, we issued 833,333 units at $0.30 per unit to Susan Jeffs. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants expire on April 7, 2013.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.redmetalresources.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The consolidated balance sheets of the Company  as of January 31, 2011 and January 31, 2010 and the related consolidated statements of operations,  consolidated statements of changes in shareholders’ deficit and the consolidated statements of cash  flows for the years ended January 31, 2011 and 2010, included in this registration statement on Form S-1 have been so included in reliance on the consolidated report of Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Red Metal Resources Ltd:

We have audited the accompanying consolidated balance sheets of Red Metal Resources Ltd. (the “Company”) (an exploration stage company) as at January 31, 2011 and January 31, 2010 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended and the cumulative period from January 10, 2005 (inception) to January 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2011 and January 31, 2010 and the results of its operations and its cash flows for the years then ended and for the period from January 10, 2005 (inception) to January 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ DALE MATHESON CARR-HILTON LABONTE LLP
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
April 20, 2011

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	January 31, 2011	January 31, 2010

ASSETS
Current assets

Cash	$8,655	$7,951
Prepaids and other receivables	37,572	17,175
Total current assets	46,227	25,126

Unproved mineral properties	662,029	643,481
Total assets	$708,256	$668,607

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities

Accounts payable	$196,657	$129,534
Accrued liabilities	91,990	92,485
Due to related parties	510,111	99,682
Notes payable to related party	113,648	-
Total liabilities	912,406	321,701

Stockholders' equity (deficit)

Common stock, $0.001 par value, authorized 500,000,000,
10,216,301 and 9,676,301 issued and outstanding at January 31, 2011
and January 31, 2010	10,217	9,677
Additional paid in capital	2,913,300	2,778,840
Deficit accumulated during the exploration stage	(3,056,819)	(2,384,201)
Accumulated other comprehensive loss	(70,848)	(57,410)
Total stockholders' equity (deficit)	(204,150)	346,906
Total liabilities and stockholders' equity (deficit)	$708,256	$668,607

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended		From January 10,
	January 31,		2005 (Inception)
	2011	2010	to January 31, 2011
Revenue

Royalties	$-	$-	$15,658

Operating Expenses

Administration	87,382	85,312	275,140
Advertising and promotion	111,835	54,400	325,110
Automobile	24,124	22,361	65,719
Bank charges	5,554	5,420	16,612
Consulting fees	173,738	111,067	466,348
Interest on current debt	37,466	50,464	108,794
Mineral exploration costs	22,193	174,556	748,386
Office	8,084	4,496	27,306
Professional development	5,116	-	5,116
Professional fees	111,878	101,403	468,279
Rent	12,980	12,403	41,689
Regulatory	15,000	12,397	48,646
Travel and entertainment	50,455	29,444	196,666
Salaries, wages and benefits	6,487	17,392	52,682
Foreign exchange (gain) loss	326	(55)	299
Write-down of unproved mineral properties	-	29,685	225,685
Total operating expenses	672,618	710,745	3,072,477

Net loss	$(672,618)	$(710,745)	$(3,056,819)

Net loss per share - basic and diluted	$(0.07)	$(0.15)

Weighted average number of shares
outstanding - basic and diluted	10,128,959	4,830,642

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM JANUARY 10, 2005 (INCEPTION) TO JANUARY 31, 2011

	Common Stock Issued
					Accumulated
			Additional		Other
	Number of		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total
Balance at January 10, 2005 (Inception)	-	$-	$-	$-	$-	$-

Net loss	-	-	-	(825)	-	(825)

Balance at January 31, 2005	-	-	-	(825)	-	(825)

Common stock issued for cash	5,525,000	5,525	53,725	-	-	59,250
Common stock adjustment	45	-	-	-	-	-
Donated services	-	-	3,000	-	-	3,000
Net loss	-	-	-	(12,363)	-	(12,363)

Balance at January 31, 2006	5,525,045	5,525	56,725	(13,188)	-	49,062

Donated services	-	-	9,000	-	-	9,000
Net loss	-	-	-	(43,885)	-	(43,885)

Balance at January 31, 2007	5,525,045	5,525	65,725	(57,073)	-	14,177

Donated services	-	-	2,250	-	-	2,250
Return of common stock to treasury	(1,750,000)	(1,750)	1,749	-	-	(1)
Common stock issued for cash	23,810	24	99,976	-	-	100,000
Net loss	-	-	-	(232,499)	-	(232,499)

Balance at January 31, 2008	3,798,855	3,799	169,700	(289,572)	-	(116,073)

Common stock issued for cash	357,147	357	1,299,643	-	-	1,300,000
Net loss	-	-	-	(1,383,884)	-	(1,383,884)
Foreign currency exchange loss	-	-	-	-	(21,594)	(21,594)

Balance at January 31, 2009	4,156,002	4,156	1,469,343	(1,673,456)	(21,594)	(221,551)

Common stock issued for cash	1,678,572	1,678	160,822	-	-	162,500
Common stock issued for debt	3,841,727	3,843	1,148,675	-	-	1,152,518
Net loss for the year ended January 31, 2010	-	-	-	(710,745)	-	(710,745)
Foreign currency exchange loss	-	-	-	-	(35,816)	(35,816)

Balance at January 31, 2010	9,676,301	9,677	2,778,840	(2,384,201)	(57,410)	346,906

Common stock issued for cash	540,000	540	134,460	-	-	135,000
Net loss for the year ended January 31, 2011	-	-	-	(672,618)	-	(672,618)
Foreign currency exchange loss	-	-	-	-	(13,438)	(13,438)

Balance at January 31, 2011	10,216,301	$10,217	$2,913,300	$(3,056,819)	$(70,848)	$(204,150)

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year		From January 10,
	Ended January 31,		2005 (Inception)
	2011	2010	to January 31, 2011
Cash flows used in operating activities:
Net loss	$(672,618)	$(710,745)	$(3,056,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and rent	-	-	14,250
Write-down of unproved mineral properties	-	29,685	225,685
Changes in operating assets and liabilities:
Prepaids and other receivables	(20,397)	(575)	(37,572)
Accounts payable	67,123	55,117	196,657
Accrued liabilities	(495)	40,495	231,045
Due to related parties	410,429	286,249	848,136
Accrued interest on notes payable to related party	3,758	49,128	73,750

Net cash used in operating activities	(212,200)	(250,646)	(1,504,868)

Cash flows used in investing activities:
Acquisition of unproved mineral properties	(18,548)	(58,702)	(1,026,769)

Net cash used in investing activities	(18,548)	(58,702)	(1,026,769)

Cash flows provided by financing activities:
Cash received on issuance of notes payable to related party	109,890	164,500	854,390
Proceeds from issuance of common stock	135,000	162,500	1,756,750

Net cash provided by financing activities	244,890	327,000	2,611,140

Effects of foreign currency exchange	(13,438)	(35,816)	(70,848)

Increase (decrease) in cash	704	(18,164)	8,655

Cash, beginning	7,951	26,115	-

Cash, ending	$8,655	$7,951	$8,655

Supplemental disclosures:
Cash paid for:
Income tax	$-	$-	$-
Interest	$-	$-	$-

Non-cash financing transactions:
Conversion of debt to related parties to shares of common stock	$-	$(338,026)	$(338,026)
Conversion of notes payable to shares of common stock	$-	$(744,500)	$(744,500)
Conversion of accrued interest to shares of common stock	$-	$(69,992)	$(69,992)

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2011

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations
Red Metal Resources Ltd. (the “Company”) was incorporated on January 10, 2005 under the laws of the State of Nevada as Red Lake Exploration, Inc. and changed its name to Red Metal Resources Ltd. on August 27, 2008.  On August 21, 2007, the Company acquired a 99% interest in Minera Polymet Limitada (“Polymet”), a limited liability company formed on August 21, 2007 under the laws of the Republic of Chile. The Company is involved in acquiring and exploring mineral properties in Chile.  The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge liabilities and commitments in the normal course of business.  The Company is in the exploration stage.  It has not generated operating revenues to date, and has accumulated losses of $3,056,819 since inception.  The Company has funded its operations through the issuance of capital stock and debt.  Management plans to raise additional funds through equity and/or debt financings.  There is no certainty that further funding will be available as needed.  These factors raise substantial doubt about the ability of the Company to continue operation as a going concern.  The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise new capital sufficient to fund its commitments and ongoing losses, and ultimately on generating profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These consolidated financial statements and related notes are presented in accordance with US GAAP, and are expressed in United States dollars. The Company has not produced revenues from its principal business and is an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.” These financial statements include the accounts of the Company and its wholly owned subsidiary, Polymet. All intercompany transactions and balances have been eliminated.

Reclassifications
Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Accounting Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproven mineral properties, determination of fair values of stock based transactions, and deferred income tax rates.

Asset Retirement Obligations
The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.  The liability accretes until the Company settles the obligation.  To date the Company has not incurred any measurable asset retirement obligations.

Long Lived Assets
The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Fair Value of Financial Instruments
The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, other receivables, amounts due to related parties and accounts payable approximates their carrying value due to their short-term nature.

Foreign Currency Translation and Transaction
The functional currency for the Company’s foreign subsidiary is the Chilean peso.  The Company translates assets and liabilities to US dollars using year-end exchange rates, translates unproved mineral properties using historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from the translation of foreign entity financial statements are included as a component of other comprehensive loss.

Transactions denominated in currencies other than the functional currency of the legal entity are re-measured to the functional currency of the legal entity at the year-end exchange rates.  Any associated transactional currency re-measurement gains and losses are recognized in current operations.

Revenue Recognition
The Company records revenues and royalties from the sale of minerals when persuasive evidence of an arrangement exists, the minerals have been delivered to the customer and the risk of ownership or title has been transferred, and collectability is reasonably assured.

Income Taxes
Income taxes are determined using the liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment.  In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's financial statements.

Loss per Share
The Company presents both basic and diluted loss per share (“LPS”) on the face of the statements of operations. Basic LPS is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the year. Diluted LPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted LPS excludes all dilutive potential shares if their effect is anti-dilutive.

Mineral Properties
Realization of the Company's investment in and expenditures on mineral properties is dependent upon the establishment of legal ownership, the attainment of successful production from the properties or from the proceeds of their disposal.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristics of many mineral properties. To the best of its knowledge the Company believes all of its unproved mineral interests are in good standing and that it has title to all of these mineral interests.

The Company classifies its mineral rights as tangible assets and accordingly acquisition costs are capitalized as mineral property costs. Long-lived assets are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company is to estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Mineral exploration costs are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

Recently Adopted Accounting Guidance
The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

NOTE 3 – RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties at January 31, 2011 and January 31, 2010:

	January 31, 2011	January 31, 2010

Due to a company owned by an officer	$228,330	$26,324
Due to a company controlled by directors	207,742	48,920
Due to a company controlled by a relative of the president	63,692	18,719
Due to a major shareholder	10,347	5,719
Total due to related parties (a)	$510,111	$99,682

Note payable to a related party (b)	$52,902	$-
Note payable to a director (c)	60,746	-
Total notes payable to related parties	$113,648	$-

(a) Amounts due to related parties are unsecured and are due on demand.

(b) The principal amount of the note payable to a related party is $50,000, is due on demand, unsecured and bears interest at 6% per annum.  Interest of $2,902 had accrued as at January 31, 2011.

(c) The principal amounts of the notes payable to a director is $10,000 and $49,890 ($50,000 Cdn), they are payable on demand, unsecured and bear interest at 8% per annum.  Interest of $856 had accrued as at January 31, 2011.

Transactions with Related Parties

During the years ended January 31, 2011 and 2010 the Company incurred the following expenses with related parties:

•	$181,384 and $127,540, respectively, in consulting and other business expenses with a company owned by the chief financial officer of the Company.

•	$142,547 and $115,213 respectively, in administration, advertising and promotion, mineral exploration, travel and other business expenses with a company controlled by two directors.

•	$63,208 and $61,002, respectively, in administration, automobile, rental, and other business expenses with a company owned by a major shareholder and a relative of the president.

•	$26,221 and $25,210, respectively, in administration expenses with a major shareholder.

The above services were provided directly by related parties or paid by related parties on the Company’s behalf.

NOTE 4 – UNPROVED MINERAL PROPERTIES

	January 31, 2011	January 31, 2010

Unproved mineral properties, beginning	$643,481	$753,519
Acquisition	18,548	58,702
Unproved mineral properties written down	-	(168,740)
Unproved mineral properties, ending	$662,029	$643,481

Farellon Property

Farellon Alto Uno al Ocho Mineral Claim
On April 25, 2008, the Company acquired the Farellon Alto Uno al Ocho mining claim located in the Commune of Freirina, Province of Huasco, III Region of Atacama, Chile for $550,000. The claim is subject to a 1.5% royalty on the net sales of minerals extracted from the property to a total of $600,000. The royalty payments are due monthly once exploitation begins, and are subject to minimum payments of $1,000 per month. The Company has no obligation to pay the royalty if it does not commence exploitation.  The Company had spent a total of $550,844 on the acquisition of this claim at January 31, 2011, and $550,253 at January 31, 2010.

Cecil Mineral Claims
On September 17, 2008, the Company acquired the Cecil mining claims for $20,000. The claims are located near the Farellon property in commune of Freirina, Province of Huasco, III Region of Atacama, Chile. At January 31, 2011, the Company had spent a total of $32,803 on the acquisition of these claims and accrued $3,096 in unpaid property taxes. At January 31, 2010, the Company spent $27,676 on the acquisition of these claims and accrued $3,096 in unpaid property taxes.

Mateo Property

Margarita Claim
On November 27, 2008, the Company purchased the Margarita mining claim for $16,072. At January 31, 2011, the Company had spent a total of $17,078 on the acquisition of this claim and accrued $667 in unpaid property taxes. At January 31, 2010, the Company had spent $16,678 on the acquisition of this claim and accrued $667 in unpaid property taxes.

Che Claims
On October 10, 2008, the Company entered into an option to purchase contract with a related company to acquire an option to purchase the Che Uno and Che Dos mining claims. Under the terms of the option, as amended, the Company agreed to pay $444 on December 2, 2008 as consideration for the option agreement and $20,000 by April 10, 2011 to acquire the Che claims. On December 2, 2008, the Company paid the consideration and acquired the option agreement. The claims are subject to a 1% royalty on the net sales of minerals extracted from the property to a total of $100,000. The royalty payments are due monthly once exploitation begins and are not subject to minimum payments. The Company has no obligation to pay the royalty if it does not commence exploitation. At January 31, 2011, the Company had spent a total of $1,313 on the acquisition of these claims and accrued $1,264 in unpaid property taxes. At January 31, 2010, the Company spent $778 on the acquisition of these claims and accrued $1,264 in unpaid property taxes.

Mateo Exploration Claims
At January 31, 2011 the Company had spent a total of $6,833 on the acquisition of these claims and accrued $8,304 in unpaid property taxes and other costs. At January 31, 2010, the Company spent $3,839 on the acquisition of these claims and accrued $8,304 in unpaid property taxes and other costs.

Irene Claims
On September 7, 2010 the Company entered into a purchase promise agreement with a related company to acquire Irene claims. Under the terms of the agreement, as amended, the Company must pay 21 million Chilean pesos (approximately $43,500 US) by May 15, 2011 to exercise the option and purchase the Irene claims.  At January 31, 2011, the Company capitalized $838 in acquisition costs for these claims.

Other Property Costs
At January 31, 2011 and January 31, 2010, the Company had spent or accrued a total of $5,209 and $4,364, respectively in acquisition costs for other generative claims.

At January 31, 2011 and January 31, 2010, the Company capitalized $33,780 and $26,561, respectively in Chilean value added tax as part of the unproved mineral claims. This VAT is recoverable from future VAT payable.

Abandoned claims
During the year ended January 31, 2010, the Company abandoned mineral claims with a cost of $29,685, as it decided not to pursue exploration of the claims. During the year ended January 31, 2011, the Company did not abandon any mineral claims.

NOTE 5 – COMMON STOCK

On October 2, 2009, the Company approved a share consolidation of 14 to 1.

On April 20, 2010, the Company engaged in a private offering of units pursuant to which it issued 100,000 units at $0.25 per unit for cash of $25,000. Each unit consists of one common share and one share purchase warrant.  Each share purchase warrant is exercisable at $0.30 for two years. A fair value of $0 has been assigned to the warrants.

On April 14, 2010, the Company engaged in a private offering of units pursuant to which it issued 40,000 units at $0.25 per unit for cash of $10,000. Each unit consisted of one common share and one share purchase warrant.  Each share purchase warrant is exercisable at $0.30 for two years. A fair value of $0 has been assigned to the warrants.

On March 29, 2010, the Company engaged in a private offering of units pursuant to which it issued 200,000 units at $0.25 per unit for cash of $50,000. Each unit consisted of one common share and one share purchase warrant.  Each share purchase warrant is exercisable at $0.30 for two years. A fair value of $0 has been assigned to the warrants.

On March 23, 2010, the Company engaged in a private offering of units pursuant to which it issued 200,000 units at $0.25 per unit for cash of $50,000. Each unit consisted of one common share and one share purchase warrant.  Each share purchase warrant is exercisable at $0.30 for two years. A fair value of $0 has been assigned to the warrants.

On January 19, 2010, the Company engaged in a private offering of units pursuant to which it issued 250,000 units at $0.25 per share in a private placement for cash of $62,500.  Each unit consists of one common share and one share purchase warrant.  Each share purchase warrant is exercisable at $0.30 for a period of two years.

On January 19, 2010, the Company issued 3,841,727 shares of its common stock to settle $1,152,518 in debt with related party.

On September 15, 2009, the Company engaged in a private offering of units pursuant to which it issued 1,428,572 shares of the Company’s common stock at $0.07 per share in a private placement for cash of $100,000.

Warrants
	January 31, 2011	January 31, 2010
Warrants, beginning	607,147	369,052
Granted	540,000	250,000
Exercised	-	-
Expired	(357,147)	(11,905)
Warrants, ending	790,000	607,147

The weighted average life and weighted average exercise price of the warrants at January 31, 2011 is $1.10 years and $0.30, respectively.

NOTE 6 – INCOME TAXES

The provision for income taxes differs from the amount that would have resulted in applying the combined federal statutory tax rate as follows:

	January 31, 2011	January 31, 2010
Loss before discontinued operations and non-controlling interest	$(672,618)	$(710,745)
Statutory income tax rate	34%	34%
Expected in tax recovery at statutory income tax rates	$(228,690)	$(241,653)
Non-deductible expenses	(32,530)	8,638
Difference in foreign tax rates	44,099	52,118
Change in valuation allowance	217,121	180,898
Income tax recovery	$-	$-

Temporary differences that give rise to the following deferred income tax assets and liabilities at are:

	January 31, 2011	January 31, 2010
Deferred income tax assets
Federal loss carryforwards	$532,315	$59,292
Foreign loss carryforwards	221,012	176,914
Mineral properties	38,366	38,366
	791,693	574,572
Valuation allowance	(791,693)	(574,572)
	$-	$-

The Company has $1,565,631 of United States federal net operating loss carry forwards that may be offset against future taxable income. These losses expire as follows:

Year
2026	$1,188
2027	14,932
2028	231,644
2029	430,210
2030	378,766
2031	508,891
$1,565,631

The Company also has $1,300,073 of Chilean tax losses.  The Chilean tax losses can be carried forward indefinitely.

NOTE 7 – SUBSEQUENT EVENTS

On March 10, 2011, the Company purchased the Perth mining claims for $35,000. The properties are located in Sierra Pan de Azucar in commune of Freirina, Province of Huasco, III Region of Atacama, Chile. At March 15, 2011, the Company paid a total of $18,717 in property taxes for the Perth property.

 On March 14, 2011, the Company entered into an agreement on the Perth property with Revonergy Inc.  Revonergy Inc. paid $35,000 on signing the agreement and can earn 35% interest in the Perth property if it spends a minimum $1,450,000 on the three phase exploration program. Revonergy Inc. can earn a further 15% interest if it completes a preliminary feasibility study within four years from the signing of the agreement.

On April 7, 2011, the Company issued 6,723,333 units at a price of $0.30 per unit. Each unit consists of one share of common stock and one share purchase warrant. The warrants have an exercise price of $0.50 per share and are exercisable for a period of two years. The warrants contain a call provision which allows the Company to call the warrants upon the occurrence of certain conditions. The net proceeds to the Company from the offering were approximately $1,862,462. Commissions of $58,900 were paid and 196,333 share purchase warrants were  issued to agents in connection with this financing.

As part of the private placement of units described above, the Company’s CEO converted loans in the amount of $50,000 into 166,666 units and the Company’s CFO converted loans in the amount of $80,000 into 266,667 units.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholder. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$504
Legal expenses	$100,000
Accounting expenses	$15,000	*
Miscellaneous	$996	*
Total	$116,500	*
* Estimate

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our articles of incorporation provide that a director or officer of the corporation is not personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.  However, Article VIII does not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of Article VIII by the stockholders of the corporation is prospective only, and cannot adversely affect any limitation on the personal liability of a director or officer of the corporation for acts and omissions prior to the repeal or modification.

Article IX of our articles of incorporation and Article XI of our bylaws provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith. This right of indemnification is a contract right and may be enforced in any manner desired by the indemnified person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  This right of indemnification is not exclusive of any other right which the directors, officers or representatives may have or acquire, and they are entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under Article IX.

The indemnification provided in Article IX continues as to a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of his heirs, executors and administrators.

Article IX of our articles of incorporation and Article XI of our bylaws also provide that the board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.

Finally, Article IX of our articles of incorporation provides that the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as is representative in a partnership, joint venture, trust or other enterprises against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.  Article XI of our bylaws provides that the board of directors may from time to time adopt further bylaws with respect to indemnification and may amend the bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

RECENT SALES OF UNREGISTERED SECURITIES

On April 7, 2011, we entered into a Securities Purchase Agreement with certain investors for the sale of approximately 6,723,333 Units at a price of $.30 per unit. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants have an exercise price of $0.50 per share and are exercisable for a period of two years. The net proceeds to the Company from the offering, after deducting placement agent fees and estimated offering expenses were approximately $1,862,462.  We relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

The following table presents additional unregistered securities that we have issued in the last four years.

Sales of Unregistered Securities
	Shares				Warrants
Date of issue	Number		Price	Proceeds	Number	Price	Expiry

April 21, 2008	285,717		$3.50	1,000,000	285,717	$4.90	April 21, 2010(1)
May 14, 2008	71,430		$4.20	300,000	71,430	$7.00	May 14, 2010 (1)
September 15, 2009	1,428,572		$0.07	100,000
January 19, 2010	250,000		$0.25	62,500	250,000	$0.30	January 19, 2012
January 19, 2010	3,841,727	(2)	$0.30	1,152,518
March 23, 2010	200,000		$0.25	50,000	200,000	$0.30	March 23, 2012
March 29, 2010	200,000		$0.25	50,000	200,000	$0.30	March 29, 2012
April 14, 2010	40,000		$0.25	10,000	40,000	$0.30	April 14, 2012
April 20, 2010	100,000		$0.25	25,000	100,000	$0.30	April 20, 2012
	6,441,256			$2,850,018	1,159,052
(1)	These warrants expired unexercised.
(2)	These shares were issued to pay three related-party creditors

Except as set forth above, we sold all of the above-mentioned securities to non-US persons in offshore transactions, relying on the registration exemption in Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended. We did not engage in any directed selling efforts in the United States, and each investor represented to us that the investor was not a U.S. person and was not acquiring the stock for the account or benefit of a U.S. person. The subscription agreements included statements that the securities had not been registered pursuant to the Securities Act and could not be offered or sold in the United States unless they are registered under the Securities Act or an exemption from registration is available to the seller. Each investor agreed (i) to resell the securities only in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, (ii) that we must refuse to register any sale of the securities purchased unless the sale is in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, and (iii) not to engage in hedging transactions with the securities purchased unless the transaction complies with the Securities Act. The certificates representing the securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Securities Act and could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

We gave each investor adequate access to sufficient information about the company to make an informed investment decision.  We sold none of the securities through underwriters and had no underwriting discounts or commissions; and we granted no registration rights to any of the investors.

EXHIBITS

Exhibit Number	Description
3.1.1	Articles of Incorporation1
3.1.2	Certificate of Amendment to Articles of Incorporation2
3.2	Bylaws 1
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Agreement to assign contract for the option to purchase mining holdings dated September 25, 2007 between Minera Farellon Limitada and Minera Polymet Limitada3
10.2	Contract for the option to purchase mining holdings dated May 2, 2007 between Compañia Minera Romelio Alday Limitada3 and Minera Farellon Limitada
10.3	Amendment number 1 to Agreement to assign contract for the option to purchase mining holdings dated November 20, 20074
10.4
Contract for the option to purchase mining holdings dated October 10, 2008 between Minera Farellon Limitada and Minera Polymet Limitada6, Amendment #1 dated October 10, 2008 and Amendment #2 dated April 7, 20095

10.5	Letter of intent for the purchase of Pertenencia Irene Una al Dos dated February 2, 2009 between Minera Farellon Limitada and Minera Polymet Limitada6
10.6	Contract for consulting services dated April 1, 2009 between Minera Farellon Limitada and Minera Polymet Limitada5,7
10.7	Contract dated September 21, 2009 with Micon International Limited for preparation of a NI 43-101 technical report8
10.8	Loan Agreement and Promissory Note dated February 11, 2010 between Red Metal Resources Ltd. and Wet Coast Management Corp. in favor of Wet Coast Management Corp.9
10.9	Securities Purchase Agreement dated as April 7, 201110
10.10	Registration Rights Agreement pursuant to the Securities Purchase Agreement dated April 7, 201110
10.11	Form of Warrant dated April 7, 201110
16	Letter re: change in certifying accountant8
21	List of significant subsidiaries of Red Metal Resources Ltd.6
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

1Incorporated by reference from the registrant’s report on Form SB-2 filed with the Securities and Exchange Commission on May 22, 2006 as file number 333-134-363
2Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 13, 2010.
3Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2007
4Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2008
5Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2009
6Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the Securities and Exchange Commission on May 4, 2009
7Denotes a management contract
8 Incorporated by reference from the registrant’s report on Form 10 filed with the Securities and Exchange Commission on February 12, 2010
9Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year filed with the Securities and Exchange Commission on April 31, 2010.
10 Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2011
* Filed Herein.

UNDERTAKINGS

1.       The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.       The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the Offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    6.          The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

 (ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

7.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 13, 2011.

RED METAL RESOURCES LTD.
A Nevada corporation

By:	/s/ Caitlin Jeffs
Caitlin Jeffs
Its:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

/s/ Caitlin Jeffs	May 13, 2011
Caitlin Jeffs
Chief Executive Officer, President, Secretary and Director
(Principal Executive Officer)

/s/ Joao Da Costa	May 13, 2011
Joao Da Costa
Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)

/s/ Michael Thompson	May 13, 2011
Michael Thompson
Director